Exhibit 3.250
THE MEMBERSHIP INTERESTS IN DEACONESS HOSPITAL HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS. EXCEPT AS SPECIFICALLY OTHERWISE PROVIDED IN THIS AGREEMENT, THE INTERESTS MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER SUCH ACTS OR AN OPINION OF COUNSEL THAT SUCH TRANSFER MAY BE LEGALLY EFFECTED WITHOUT SUCH REGISTRATION. ADDITIONAL RESTRICTIONS ON TRANSFER AND SALE OF SUCH MEMBERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT.
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DEACONESS HOSPITAL HOLDINGS, LLC
(a Delaware Limited Liability Company)
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DEACONESS HOSPITAL HOLDINGS, LLC
(a Delaware Limited Liability Company)
This Amended and Restated Limited Liability Company Agreement (the “Agreement”) is entered into and effective as of the 1st day of April, 2005, by and between DEACONESS HEALTH CARE CORPORATION, an Oklahoma not-for-profit corporation (“DHCC”), and DEACONESS HOLDINGS, LLC, a Delaware limited liability company (“Triad Sub”).
WITNESSETH
WHEREAS, Deaconess Hospital Holdings, LLC, a Delaware limited liability company (the “Company”), vas formed on February 25, 2005 and is governed by a Limited Liability Company Agreement dated February 25, 2005 (the “LLC Agreement”).
WHEREAS, pursuant to the terms, and subject to the conditions, of that pertain Contribution and Sale Agreement dated as of March 16, 2005, among DHCC; the Company, Triad Hospitals, Inc. (“Triad”) and Triad Sub (the “Contribution Agreement”), DHCC has agreed to contribute and cause its affiliates to contribute certain assets relating to Deaconess Hospital and certain other assets to the Company as a capital contribution to the Company, and to sell to Triad Sub (and Triad Sub has agreed to acquire) an 80% membership interest in the Company; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Contribution Agreement, including Triad Sub’s acquisition of an 80%membership interest in the Company, the Members desire to amend and restate the LLC Agreement in its entirety; and
WHEREAS, the Members desire to enhance and improve the delivery of cost effective, quality health care services in the greater Oklahoma City, Oklahoma metropolitan service area, to provide health care services to the indigent, and to offer more services to an increased population more efficiently and cost effectively.
NOW THEREFORE, in consideration of the mutual promises, covenants and undertakings hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the LLC Agreement is hereby amended and restated in its entirety to read as follows:
I. DEFINITIONS. As used herein, including Exhibit A attached hereto, the following terms have the following meanings:
1.1 “Act” means the Delaware Limited Liability Company Act, Delaware Code Annotated Section 18-101 et seq., as amended from time to time.
1.2 “Additional Capital Contribution” has the meaning set forth in Section 4.2 hereof.
1.3 “Additional Member” means a Person who is admitted into the Company as a Member pursuant to the terms of Section 13.3 hereof.
1.4 “Affiliate” means, with respect to any Member, (i) any Person that directly or indirectly controls, is controlled by, or is under common control with, such Member, (ii) any Person of which such Member owns fifty percent (50%) or more of the outstanding voting securities, (iii) any Person of which such Member is en officer, director or general, partner, or (iv) any child, grandchild (whether through marriage, adoption or otherwise), sibling (whether through adoption or otherwise), parent or spouse of a Member. As used in this definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.
1.5 “Affiliated Referring Providers” shall have the meaning set forth in Section 10.3 hereof.
1.6 “Agreement” means this Amended and Restated Limited Liability Company Agreement of Deaconess Hospital Holdings, LLC, as from time to time amended pursuant to Section 17.10 hereof.
1.7 “Approval of the Board” or “Approved by the Board” means the vote, consent or approval of not less than a majority of a quorum of Category A Directors and not less than a majority of a quorum, of the Category B Directors (with the amount constituting a quorum in each such category to be determined from time to time by the directors therein). That is, ail action taken by the Board of Directors shall be accomplished through “block voting”- i.e., all actions of the Board will require the vote, consent or approval of a majority of a quorum of both the Category A Directors (with the amount constituting a quorum of the Category A Directors being determined solely by the Category A Directors) and the Category B Directors (with the amount constituting a quorum of the Category B Directors being determined solely by the Category B Directors) pursuant to Section 12.3. Such vote, consent or approval by both the Category A Directors and Category B Directors shall constitute the action of the Board of Directors.
1.8 “Approval of the Members” or “Approved by the Members” means the vote, consent or written approval of the Members that hold at least eighty five percent (85%) of the Units issued and outstanding at the time the proposed Company action is being considered for approval. Such vote, consent or approval shall constitute the action of the Members.
1.9 “Bankruptcy” means, as to any Member, the Member’s taking or acquiescing to the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file within the time specified by law, an answer or opposition to any proceeding against such Member under any such law and a failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.
1.10	“Board of Directors” has the meaning set forth in Section 12.1 hereof.

1.11	“Board of Trustees” has the meaning set forth in Section 12.4 hereof.

1.12	“Board Representatives” shall have the meaning set forth in Section 17.1 hereof.

1.13	“Capital Account” shall have the meaning set forth in Section 4.1 thereof.
1.14 “Capital Contribution” means, as to any Member, the amount of cash or the Agreed Value (as defined in Exhibit A attached hereto) of tangible or intangible property contributed to the Company by the Member (net of any liabilities secured by such property that the Company is considered to assume under or take subject to Section 752 of the Code), which amount is set forth opposite such Member’s name on the attached Exhibit B under the heading “Capital Contribution.”
1.15 “Category A Directors” means the members of the Board of Directors elected or appointed from time to time by the DHCC Member.
1.16 “Category B Directors” means the members of the Board of Directors elected or appointed from time to time by the Triad Member.
1.17 “Certificate” means the Certificate of Formation of the Company, as amended from time to time.
1.18 “Code” means the Internal Revenue Code of 1986, as Amended, or any successor thereto.

1.19 “Company” means Deaconess Hospital Holdings, LLC, a Delaware limited liability company.
1.20 “Competing Business” means any business which offers services in competition with or similar to those offered by the Hospital that is located within any of the zip codes specified on Exhibit C attached hereto, including without limitation any acute care hospital, specialty hospital, rehabilitation facility, diagnostic imaging center, inpatient or outpatient psychiatric facility, ambulatory or other type of surgery center, nursing home, skilled mining facility, home health or hospice agency, or physician clinic or physician medical practice.
1.21 “Consumer Price Index” means the Consumer Price Index for All Urban Consumers. All Items (1982-84=100), published by the United States Bureau of Labor Statistics. In the event that such Index is discontinued or is so changed as not to reflect substantially the same information as it does in 2005, then the index to be used for these computations shall be that index then published by the United States Bureau of Labor Statistics which most clearly reflects the increase or decrease in consumer prices for the periods in question.
1.22 “Contributing Member” shall have the meaning set forth in Section 4.2 hereof.
1.23 “Contribution Agreement” means that certain Contribution and Sale Agreement dated as of March 16, 2005, by and among DHCC, the Company, Triad and Triad Sub.
1.24 “DHCC Affiliate” means any Affiliate of the DHCC Member (other than a natural person) or DHCC Parent.
1.25 “DHCC Member” means DHCC or any DHCC Affiliate who is a Member from time to time.
1.26 “DHCC Parent” Deaconess Foundation, an Oklahoma not-for-profit corporation.
1.27 “Distributable Cash” shall be defined for the applicable period of time as (i) the sum of (a) all cash receipts of the Company from all sources (other than Capital Contributions and proceeds from loans to the Company) during such period and (b) any redaction in Reserves established by the Board of Directors in prior periods as set forth below, less (ii) the sum of (aa) all cash disbursements of the Company during such period of time, including without limitation, disbursements by the Company on behalf of or amounts withheld with respect to, Members of the Company in the capacity of Members, if any, debt service (including the payment of principal, premium and interest), capital expenditures and redemptions of Units in the Company pursuant to Section 736 of the Code, (bb) provision for the payment of all outstanding and unpaid current or past due cash obligations of the Company, and (cc) Reserves.
1.28 “Hospital” means Deaconess Hospital, a general acute care hospital located in Oklahoma City, Oklahoma.
1.29 “JCAHO” has the meaning set forth in Section 12.4 hereof.
1.30 “Liability” shall have the meaning set forth in Section 17.1 hereof.

1.31 “Liquidator” means the Person who liquidates the Company under Article XVI hereof.
1.32 “Management Agreement” means the Management Services Agreement, of even date herewith, between the Manager or an Affiliate thereof and the Company.
1.33 “Manager” means the manager of the company, which shall be Triad Corporate Services, Limited Partnership, a Delaware limited partnership, or an Affiliate thereof.
1.34 “Material Dispute” means the failure of the Category A Directors and the Category B Directors to vote in a similar manner with respect to any of the following items at two (2) consecutive meetings of the Board of Directors:
(i) Approval of the annual operating and capital budgets of the Company and any changes or amendments thereto;
(ii) Approval of any addition, modification or termination of hospital services;
(iii) Incurring additional indebtedness in excess of ten percent (10%) of the Company’s total assets (other than debt which is specifically approved in connection with approved operating and capital budgets of the Company); and
(iv) Approving Additional Capital Contributions (other than Additional Capital Contributions which are specifically approved in connection with approved operating or capital budgets of the Company).
135 “Member” means the Triad Member or any Triad Affiliate who becomes a Member and the DHCC Member or any DHCC Affiliate who becomes a Member, and any Substituted Member or Additional Member, but excluding any Person who ceases to be a member of the Company pursuant to this Agreement. “Members” means all of the Persons who are members of the Company as defined in this Section 1.36.
1.36 “Noncontributing Member” shall have the meaning set forth in Section 4.2 hereof.
1.37 “Offeror” has the meaning set forth in Section 14.1 hereof.
1.38 “Person” means any individual, partnership, corporation, trust, limited liability company or other entity.
1.39 “Reserves” shall mean the amount of cash established by the Board of Directors on a quarterly basis to be held in reserve and not distributed as a reserve for reasonably anticipated cash expenses, including any material losses, liabilities, damages or costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) associated with any material contingent liability that the Board of Directors reasonably believes the Company has suffered or is substantially likely to, suffer or incur. In addition, “Reserves” shall include amounts reasonably necessary to satisfy the anticipated capital needs Of the Company, including Without limitation those set forth in the capital budget of the Company as well as those set forth in Section 10.4 hereof. In the event the Board of Directors is unable to agree upon the Reserve Amount for any quarter, such amount shall equal the amount of the Company’s cash expenditures for the previous four (4) month period plus the amount of capital expenditures set forth in the budget for the applicable period of time.
1.40 “Right of First Refusal” has the meaning set forth n Section 14.1 hereof
1.41 “Selling Member” has the same meaning set forth in Section 14.1 hereof.
1.42 “Sharing Percentage” means, as to a Member, the percentage obtained by dividing the number of Units owned by such Member by the total number of Units owned by all Members. The Members hereby agree that their Sharing Percentages shall constitute their “interests in the Company profits” for purposes of determining their respective shares of the Company’s “excess nonrecourse liabilities” (within the meaning of Section 1.752-3(a)(3) of the Regulations).
1.43 “Substituted Member” means any Person admitted to the Company as a Member pursuant to Section 13.2 hereof.
1.44 “Syndication Expense” means all expenditures classified as syndication expenses pursuant to Treasury Regulations Section 1.709-2(b). Syndication Expenses shall be taken into account under this Agreement at the time they would be taken into account under the Company’s method of accounting if they were deductible expenses.
1.45 “Treasury Regulations” or “Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations or the Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute proposed, temporary or final regulations.
1.46 “Triad Affiliate” means any Affiliate of a Triad Member (other than a natural person) or Triad Parent.
1.47 “Triad Member” means Triad Sub and any Triad Affiliate or Affiliates who are Members from time to time.
1.48 “Triad Parent” means Triad Hospitals, Inc., a Delaware corporation, and any successor in interest.
1.49 “Units” shall mean a unit of undivided membership interest in the Company. Such interest includes any and all rights to which such Member may be entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement. All of a Member’s Units shall constitute such Member’s entire interest in the Company.
II. ORGANIZATION.
2.1 Formation. The Company has been formed pursuant to the Act, by the filing of the Certificate with the Secretary of State of the State of Delaware on February 25, 2005. Except as stated in the Act or the Certificate, this Agreement shall govern the rights and liabilities of the

Members. Each Member’s Capital Contribution and Sharing Percentage as of the date hereof are set forth on Exhibit B hereto.
2.2 Name. The name of the Company is “Deaconess Hospital Holdings, LLC” and the business of the Company shall be conducted under that name or such other, name or names as may be Approved by the Board from time to time.
2.3 Principal Office. The principal office of the Company shall be located at 5501 North Portland, Oklahoma City, Oklahoma 73112, or at such other place or places in the State of Oklahoma as the Board of Directors may from time to time determine.
2.4 Term. The Company began on the date the Certificate was filed with the Secretary of State of the State of Delaware as provided in Section 2.1 hereof, and shall continue until the date on which the Company is dissolved pursuant to Article XV hereof and thereafter, to the extent provided for by applicable law, until wound up and terminated pursuant to Article XVI hereof.
2.5 Registered Agent and Office. The registered agent of the Company shall be Corporation Service Company and the registered office of the Company shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The registered office or the registered agent, or both, may be changed by the Manager from time to tune upon filing the statement required by the Act. The Company shall maintain at its registered office such records, if any, as may be specified by the Act.
2.6 No State Law Partnership. The Members intend that the Company will not be a partnership, limited partnership or joint venture, and that no Member will be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.
2.7 Appointment of Manager. The day-to-day operation of the business of the Company shall be managed by the Manager in accordance with the terms of this Agreement and the Management Agreement, subject to the ultimate authority and control of the Board of Directors as provided herein, The, initial Manager shall be Triad Corporate Services, Limited Partnership, a Delaware limited partnership.
2.8 Operation Through Subsidiaries. The parties agree and acknowledge that the business of the Company may be conducted through one or more subsidiaries, including without limitation Deaconess Health System, LLC and Deaconess Physician Services, LLC. Any such subsidiary shall be operated in accordance with the terms of this Agreement and no actions may be taken through a subsidiary of the Company that could not otherwise be taken by the Company.
III. PURPOSES AND POWERS, NATURE OF THE COMPANY’S BUSINESS,
3.1 Purposes. The purposes of the Company are (i) to increase the ability and commitment of the Hospital to provide health care services in the greater Oklahoma City, Oklahoma metropolitan service area (including charitable care and community health services); (ii) to provide efficient and cost-effective rendering of health care services for the benefit of health care consumers in the greater Oklahoma City, Oklahoma metropolitan service area; (iii) to provide quality medical care at competitive charges; (iv) to own, manage, operate, lease or take any other action in connection with operating the Hospital and other health care related services and businesses; (v) to acquire (through asset acquisition, stock acquisition, lease or otherwise) and develop other property, both real and personal, in connection with providing health care related services, including, without limitation, general acute care hospitals, specialty care hospitals, diagnostic imaging centers, ambulatory surgery centers, nursing homes, clinics, home health care agencies, psychiatric facilities and other health care providers; and (vi) generally to engage in such other business and activities and to do any and all other acts and things that the Board of Directors deans necessary, appropriate or advisable from time to time in furtherance of the purposes of the Company as set forth in this Section 3.1.
3.2 Nature of the Business.
(a) In furtherance of the purposes of the Company described in section 3.1, the Board of Directors and the Manager shall conduct the business and operations of the Company in such a manner as to satisfy the charitable purposes generally required of hospitals under Section 501(c)(3) of the Code and community benefits standards set forth in Revenue Ruling 69-545, including, without limitation (i) accepting all Medicare and Medicaid patients; (ii) accepting all patients in an emergency condition in the emergency room without regard to source of payment or the ability of such emergency patients to pay; (iii) maintaining an open medical staff; (iv) providing public health programs of educational benefit to the community; (v) generally promoting the health, “wellness and welfare of the community by providing quality health care at a reasonable cost; and (vi) continuing the indigent care policies of DHCC in the manner described in Section 12.5 of this Agreement (collectively, the “Standards”):
(b) The Members hereby acknowledge and agree that the operations of the Company shall not be conducted in a manner solely designed to maximize profits. In the event there is a conflict between the operation of the Company in accordance with the Standards and any duty to maximize profits, the Board of Directors and the Manager shall satisfy the Standards without regard to the consequences for maximizing profitability of the Company.
(c) The Company shall operate its business in such a manner so as not to jeopardize the tax-exempt status of DHCC Member or any of its Affiliates, to the extent applicable, as organizations described in Section 501(e)(3) of the Code. In the event that any law or regulation now existing or enacted or promulgated after the effective date of this Agreement is interpreted by judicial decision, by regulatory agency or by the opinion of the DHCC Member’s legal counsel in such a manner as to indicate that the continued participation of the DHCC Member or any of its Affiliates in the Company may jeopardize the tax-exempt status of the DHCC Member or any of its Affiliates or result in the imposition of unrelated business income tax (“UBIT”), the Members shall discuss in good faith amending this Agreement as necessary to comply with such, law or regulation. To the maximum extent possible, any such amendment shall preserve the underlying economic, financial and governance arrangements between the Members. Notwithstanding any other provision to the, contrary, each Member may elect to enter into (or not enter into) any such amendment in its sole and absolute discretion. In the event that the parties cannot agree to amend this Agreement so that the DHCC Member’s participation in the Company as a member thereof no longer jeopardizes the tax-exempt status of the DHCC Member or its Affiliates or results in the imposition of UBIT, the DHCC Member shall have the option to sell its Units in the Company to the Triad Member for a purchase price equal to the

Appraised Value of the Units. The DHCC Member may exercise this option by giving written notice of such exercise to the Triad Member only if the Members cannot agree on the execution and delivery of such amendments to this Agreement as the DHCC Member believes are necessary to permit it participate m the Company without jeopardizing the tax-exempt status of the DHCC Member or any of its Affiliates or resulting in UBIT.
3.3 Powers. Subject to the limitations contained in this Agreement and in the Act, the Company purposes and nature of the business as defined in Sections 3.1 and 3.2 (collectively, the “Company Purposes”) may be accomplished by the Manager or the Board of Directors taking any action permitted under this Agreement that is customary or reasonably related to accomplishing such Company Purposes.
3.4 Conflict of Interest Policy. The Board of Directors and the Manager shall cause the Company to adopt and maintain as its policies and practices concerning conflicts of interest the existing policies and practices of DHCC and its Affiliates (attached as Exhibit 13) (or new policies or practices adopted by the Board of Directors).
3.5 Mission. The Members understand that the Hospital and related facilities contributed to the Company by the DHCC Member and its Affiliates pursuant to the Contribution Agreement have been operated pursuant to Christian principles of the Free Methodist Church. In this regard, the Company wilt support reasonable efforts to maintain these principles including, without limitation, the maintenance of a chaplaincy program in cooperation with the local Annual Conference of the Free Methodist Church. The Company will continue the operations of the Hospital and related facilities contributed to the Company by the DHCC Member and its Affiliates pursuant to the Contribution Agreement in accordance with historical Free Methodist traditions and missions. Triad Member agrees to cause the Category B Directors to vote in a manner consistent with the obligations contained in this Section.
IV. CAPITAL CONTRIBUTIONS, LOANS, CAPITAL ACCOUNTS.
4.1 Capital Contributions. The interests of the Members Shall be divided into Units. Each of the Members and other Persons who may, from time to time, become Members has contributed to the capital of the Company the amount listed on Exhibit B attached hereto, as the same may be amended from time to time pursuant to Section 17,10 to reflect the admission of new Members, transfers and other appropriate revisions to the information set forth therein. Each of the Members has been issued the number of Units listed on Exhibit B.
4.2 Additional Capital Contributions. If funds are required for any expenditure of the Company necessary for the operation of the Company and/or any expansion of the Company as Approved by the Board, the Company shall seek such funds in the following order of priority: (i) cash generated by the operations of the Company; (ii) loans from Triad Sub or any Triad Affiliate to the extent available and on terms mutually agreeable; and (iii) commercial loans from third parties on terms mutually agreeable. If the Company has made commercially reasonable efforts to obtain the needed funds as set forth above and has been unable to do so, the Manager, upon the Approval of the Board, shall have the right to request that the Members make additional capital contributions (“Additional Capital Contributions”) (pro rata in accordance with each Member’s Sharing Percentage) to the Company. If the Manager, as Approved by the Board,

makes such a request, no Member shall be required to make such Additional Capital Contribution, provided that if any Member elects not to make a portion or all of the Additional Capital Contribution (a “Noncontributing Member”), the other Members (the “Contributing Members”) shall have the right, but not the obligation, to contribute to the Company the amount of cash that the Noncontributing Member or Members failed to contribute. They Members shall have thirty (30) days after the Manager’s request in which elect to Make or not make such Additional Capital Contributions. Effective as the end of such thirty (30) day period, the Members’ Sharing Percentages shall be adjusted as follows: Each Member’s Sharing Percentage thereafter shall be equal to a fraction (converted to a percentage), the numerator of which is the amount of such Member’s Capital Account and the denominator of which is the aggregate amount of all Members’ Capital Accounts. The number of Units held by each Member shall be adjusted automatically to reflect any change in the Members’ Sharing Percentages under this Section 4.2. No person other than a Member or Manager of the Company may enforce any provision of this Agreement relating to the payment of additional capital.
4.3 Capital Accounts. A Capital Account shall be established and maintained for each Member for the full term of this Agreement in accordance with the capital ;account maintenance rules of Section 1.704-1(b)(2)(iv) of the Regulations. Each Member shall have only one Capital Account, regardless of the number or classes of Units or other interests in the Company owned by such Member and regardless of the time or manner in which such Units or other interests were acquired by such Member. Pursuant to the basic capital account maintenance rules of Section 1.704-1(b)(2)(iv) of the Regulations, the balance of each Member’s Capital Account shall be:
(a) Increased by the amount of money contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to this Article IV and decreased by the amount of money distributed to such Member (or such Member’s predecessor in interest) pursuant to Articles VI and XVI hereof;
(b) Increased by the fair market value of each property (determined without regard to Section 7701(g) of the Code) contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to this Article IV (net of all liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code) and decreased by the fair market value of each property (determined without regard to Section 7701(g) of the Code) distributed to such Member (or such Member’s predecessor in interest) by the Company pursuant to Article VI or XVI hereof (net of all liabilities secured by such property that such Member is considered to assume or take subject to under Section 752 of the Code);
(c) Increased by the amount of each item of Company profit allocated to such Member (or such Member’s predecessor in interest) pursuant to Section 3.1 of Exhibit A hereto;
(d) Decreased by the amount of each item of Company loss allocated to such Member (or such Member’s predecessor in interest) pursuant to Section 3.1 of Exhibit A hereto; and
(e) Otherwise adjusted as follows:

(i) Effective immediately prior to any “Revaluation Event” (as defined in Exhibit A hereto), the balances of all Members’ Capital Accounts shall be adjusted to reflect the manner in which, items of profit or loss, as computed for book purposes, equal to the “Unrealized Book Gain Or Loss” (as defined in Exhibit hereto) then existing with respect to each Company property (to the extent not previously reflected in the Members’ Capital Accounts) would be allocated among the Members pursuant to Section 3.1 of Exhibit A hereto if there were a taxable disposition of such property immediately prior to such Revaluation Event, for its fair market value (as determined by the Manager taking Section 7701,(g) of be Code into account);
(ii) With respect to items of Company profit and loss, the balances of all the Members’ Capital Accounts shall be adjusted solely for allocations of such items, as computed for book purposes, under Section 3.1 of Exhibit A hereto and shall not be adjusted for allocations of correlative Tax Items under Section 3.2 of Exhibit A hereto;
(iii) Immediately before giving effect under Section 4.3(b) hereof to any adjustment attributable to the distribution of property to a Member, the balances of all the Members’ Capital Accounts first shall be adjusted to reflect the manner in which items of profit or loss, as computed for book purposes, equal to the Unrealized Book Gain Or Less existing with respect to the distributed property (to the extent not previously reflected in the Members’ Capital Accounts) would be allocated among the Members pursuant to Section 3.1 of Exhibit A hereto if there were a taxable disposition of such property on the date of such distribution by the Company for its fair market value at the time of such distribution (as agreed to in writing by the Members) taking Section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject); and.
(iv) Upon the transfer of all or part of any Unit or other interest in the Company, the Capital Account of the transferor Member, to the extent attributable to the transferred interest, shall carry over to the transferee Member; provided, however, if the transfer causes the termination of the Company for federal income tax purposes under Section 708(b)(l)(B) of the Code, the Capital Account that carries over to the transferee Member shall be subject to adjustment in accordance with Section 4.3(e)(i) hereof in connection with the resulting constructive liquidation of the Company for federal income tax purpose.
4.4 Additional Provisions Regarding Capital Amounts.
(a) If, with the prior Approval of the Board, a Member pays any Company indebtedness or forgives any Company indebtedness owing to such Member, such payment or forgiveness shall be treated as a cash contribution by that Member to the capital of the Company, and the Capital Account of such Member shall be increased by the amount so paid by such Member. No Member may, without the prior Approval of the Board, increase its Capital Account by paying any Company indebtedness or by forgiving any Company indebtedness owing to such Member.
(b) Except as otherwise provided herein, no Member may Contribute capital to, or withdraw capital from, the Company. To the extent any monies which any Member is entitled to receive pursuant to the Agreement would constitute a return of capital, each of the Members consents to the withdrawal of such capital.

(c) A loan by a Member to the Company shall not be considered a contribution of money to the capital of the Company, and the balance of such Member’s Capital Account shall not be increased by the amount so loaned. No repayment of principal or interest on any such loan, reimbursement made to a Member with respect to advances or other payments made by such Member on behalf of the Company or payments of fees to a Member which are made by the Company shall be considered a return of capital or in any manner affect the balance of such Member’s Capital Account.
(d) No Member with a deficit balance in its Capital Account shall have any obligation to the Company or any other Member to restore such deficit balance. In addition, no venturer or partner in any Member shall have any liability to the Company or any other Member for any deficit balance in such venturer’s or partner’s capital account in the Member in which it is a partner or venturer. Furthermore, a deficit Capital Account balance of a Member (or a capital account of a partner or venturer in a Member) shall not be deemed to be a liability of such Member (or of such venturer or partner in such Member) or a Company asset or property. The provisions of this Section 4.4(d) shall not affect any Member’s obligation to make Capital Contributions to the Company that are required to be made by such Member pursuant to this Agreement.
(e) Except as otherwise provided herein, no interest shall be paid on any capital contributed to the Company or the balance in any Member’s Capital Account.
(f) All of the provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with the Regulations. If the Board of Directors determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any of the Members) are computed in order to comply with the Regulations, the Board of Directors, may make such modifications, provided that such modifications are not likely to have a material affect on the amounts distributable to any Member from the Company. The Board of Directors shall also make appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.
4.5 Loans. The Company may borrow money from, among others, any Member such terms and conditions as shall be agreed to by the Board of Directors and such Member; provided, however, such terms and conditions shall be no less favorable to the Company than the terms and conditions that could be obtained by the Company in an arm’s length transaction from an independent third-party. If any Member makes any loan or loans to the Company, the amount of any such loan shall not be treated as a contribution to the capital of the Company, but shall, be a debt due from the Company. Any Member’s loan to the Company shall, as determined by the Board of Directors, be repayable out of the Company’s excess cash, prior to any distribution of Distributable Cash. None of the Members nor any of their Affiliates shall be obligated to loan money to the Company.
V. ALLOCATIONS OF INCOME AND LOSSES.

All items of income or loss of the Company shall be allocated to the Members accordance with the provisions of Exhibit A attached hereto, which is hereby incorporated by reference for all purposes of this Agreement or as otherwise provided in Ws Agreement.
VI. DISTRIBUTIONS.
6.1 Distribution of Distributable Cash. Except as may be otherwise provided Section 163 hereof, or as may otherwise be prohibited or required by applicable law, the Board of Directors shall cause the Company to distribute Distributable Cash to the extent available to the Members from time to time in its discretion, pro rata in accordance with their respective Sharing Percentages. The policy of the Company shall be to distribute Distributable Cash on a quarterly basis to the extent the Board of Directors deems such distributions advisable.
6.2 Compensation or Reimbursement to the Manager. Authorized amounts payable as compensation or reimbursement to the Manager or to any Person other than in its capacity as a Member, such as for services rendered, goods purchased or money borrowed, shall not be treated as a distribution for purposes of Section 6.1 hereof.
6.3 Amount’s Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment of taxes of Members or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes under this Agreement.
6.4 Distributions in Kin. No Member shall have the right to demand or receive distributions of property other than cash. Except as provided in Article XVI hereof, distributions in kind of Company property shall be made only with the consent of the Board of Directors and only at a value agreed to by the Board of Directors. Prior to any such distribution kind, the difference between such agreed value and the book value of such property shall be credited or charged, as the case may be, to the Members (and assignees) Capital Accounts in proportion to their Sharing Percentages. Upon the distribution of such Property, such agreed value shall be charged to the Capital Accounts of the Members (or assignees) receiving such distribution.
6.5 Restrictions on Distributions. The foregoing provisions of this Article VI to the contrary notwithstanding, (a) no distribution of Distributable Cash shall be declared by the Board of Directors or paid by the Company unless, after giving effect to the distribution, the Company will be able to pay its debts as they become due in the normal course of business and the Company’s total assets are greater than the sum of the Company’s total liabilities, excluding inabilities for which the recourse of creditors is limited to specified property of the Company, except that the fair value of property that is subject to a liability fore which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of the property exceeds that liability; and (b) no distribution shall be made it; and for so long as, such distribution would, violate any contract agreement to which the Company is then a party or any law, rule, regulation, order or directive of any governmental authority then applicable to the Company.
VII. BANK ACCOUNTS, BOOKS OF ACCOUNT, TAX COMPLAINT AND FISCAL YEAR.

7.1 Bank Accounts; Investments. Unless otherwise provided by the Board of Directors, the Manager may (i) establish one or more bank accounts; as provided in Section 8.1(f) hereof into which all Company funds shall be deposited or (ii) deposit Company funds in a central account established in the name of the Manager or a Triad Affiliate to the extent consistent with the terms and conditions of a separate written agreement between the Company and the Manager or a Triad Affiliate “Cash Management Agreement”), provided that detailed separate entries are made on the books and records f the Company and on the books and records of the Manager or such Triad Affiliate with respect to amounts received from the Company and deposited in such central account for the account of the Company. Except as otherwise provided in any applicable Cash Management Agreement, funds not immediately necessary in the Company’s business may be invested short-term debt obligations (including those issued by or guaranteed by federal or state governments and their agencies and certificates of deposit of commercial banks, savings banks, or savings and loan associations) and “money market” mutual funds or similar investments as determined by the Manager.
7.2 Books and Records. The Company whether through the Manger or otherwise shall keep books of account and records relative to the Company’s business. The books shall be prepared in accordance with generally accepted” accounting principles using the accrual method of accounting. The accrual method of accounting shall also be used by the Company for income tax purposes. The Company shall also maintain books and records as required by Section 4.3 hereof and Exhibit A hereof. The Company shall also maintain its books and records in a manner such that the reports required to be prepared by Section 12.5 may be prepared. The Company’s books and records shall at all times be maintained at the principal business office of the Company (and to the extent required by the Act, at the registered office of the Company) and shall be available for inspection by the Members or their duly authorized representatives during regular business hours. The books and records shall be preserved for four (4) years after the term of the Company ends.
7.3 Determination of Profit and Loss; Financial Statements All items of Company income, expense, gain, loss, deduction and credit shall be determined with respect to, and allocated in accordance with, this Agreement for each Member for each Company fiscal year. Within one hundred eighty (180) days after the end of each Company fiscal year, the Manager shall cause to be prepared, at the Company’s expense, audited financial statements of the Company for the preceding fiscal year, including without limitation, a balance sheet, profit and loss statement, statement of cash flows and statement of the balances in the Members’ Capital Accounts, prepared accordance with the terms of this Agreement and generally accepted accounting principles consistently applied with prior periods. The Category A Directors may from time to tune unilaterally waive the requirement of audited financial statements, each such waiver to be effective for one audit cycle only. The Manager shall also cause to be prepared, at Company expense, within ninety (90) days after the end of each Company fiscal year, unaudited financial statements meeting the preceding specifications. These financial statements shall be available for inspection and copying during ordinary business hours at the reasonable request of any Member, and will be furnished to any other Member upon written request therefor. Any Member may obtain, at such Member’s expense, such other reports on the Company’s operations and condition as; such Member may reasonably request.

7.4 Tax Returns and Information. The Members intend for the Company to be treated as a partnership for tax purposes, but not for any other purposes. The Company shall prepare or cause to be prepared all federal, state and local income and other tax returns which the Company is required to file and shall furnish such returns to die Members, together with a copy of each Member’s Form K-1 and any other information which any Member may reasonably request relating to such returns, within the time required by law (including any applicable extension periods available under the Code).
7.5 Tax Audits. Triad Sub shall be the “tax matters partner” of the Company under Section 6231(a)(7) a the Code Triad Sub shall inform the Members of all matters which may come to its attention in its capacity as tax matters partner by giving the Members notice thereof within ten (10) days after becoming so informed. Triad Sub shall not take any action contemplated by Sections 6222 through 6232 of the Code unless Triad Sub has first given the Members notice. This provision is not intended to authorize Triad Sub to take any action which is left to the determination of, the individual Member under Sections 6222 through 6232 of the Code.
7.6 Fiscal Year. The Company’s fiscal year shall be the calendar year.
VIII. RIGHTS, OBLIGATIONS AND INDEMNIFICATION THE MANAGER.
8.1 Rights of the Manager. Except as otherwise set forth in the Act, the Certificate or this Agreement, the Board of Directors shall have overall oversight and ultimate authority over the affairs of the Company. Subject to this general principle, and subject to the limitations imposed upon the Manager in this Agreement (including, without limitation, Sections 8.3 and 8.4 hereof) and in the Management Agreement and to the fiduciary obligations and limitations imposed upon it at law (to the extent not modified herein or in the Certificate) and by general principles of equity, the Manager shall manage the day-to-day operations of the Company and act on behalf of the Company pursuant to and in accordance with the terms of this Agreement and the Management Agreement. The Manager may take the fallowing actions if, as, and when it deems any such action to be necessary, appropriate or advisable, at the sole cost and expense of the Company, subject however in all respects to the limitations imposed on the Manager in this Agreement (including, without limitation, Sections 8.3 and 8.4 hereof) and the terms of the Management Agreement:
(a) Acquire and enter into any contract of insurance on behalf of the Company which the Manager deems necessary and proper for the protection of the Company, for the conservation of the Company’s assets, or for any purpose convenient or beneficial to the Company;
(b) Employ from time to time on behalf of the Company, individuals (including employees of the Manager, the Members or any of their Affiliates) on such terms and for such compensation as the Manager shall determine (but not in an amount which would be considered unreasonable or that would be considered an “excess benefit transaction” as defined in Section 4958 of the Internal Revenue Code and the regulations thereunder based upon the scope of an individual employee’s duties and responsibilities);
(c) Make decisions as to accounting principles and elections, whether for book tax purposes (and such decisions may be different for each purpose but if for book purposes such decisions must be consistent with generally accepted accounting principles or if for tax purposes such decisions must be consistent with Internal Revenue Service laws or regulations);
(d) Set up or modify record keeping, billing and accounts payable accounting systems;
(e) Alienate, mortgage, pledge or otherwise encumber, sell, exchange, lease or purchase real and/or personal property in fulfillment of the Company Purposes, in each case in the ordinary course of business to the extent not inconsistent with Section 8.3 hereof,
(f) Open checking and savings accounts, in banks or similar financial institutions, in the name of the Company, and deposit cash in such accounts and withdraw cash from such accounts as required for the Company Purposes in the ordinary course of business;
(g) Adjust, arbitrate, compromise, sue or defend, abandon or otherwise deal with and settle any and all claims in favor of or against the Company, as the Manager shall, in its reasonable discretion, deem proper;
(h) Enter into, make, perform and carry out all types of contracts, leases and other agreements, and amend, extend or modify any contract; lease or agreement at any time entered into by the Company, provided that each such contract, lease or agreement is (i) the result of an arm’s length transaction, (ii) representative of fair market value, and (iii) in the ordinary course of business;
(i) Execute, on behalf of and in the name of the Company, any and all contracts, leases, agreements, instruments, notes, certificates, titles or other documents to which the Company will be a party; and
(j) Do all acts reasonably necessary, to carry out the business for which the Company is formed (as described in Sections 3.1 and 3.2) as delegated by the Board of Directors under this Agreement and the Management Agreement.
8.2 Rights to Rely on the Manager. No Person or governmental body dealing with the Company shall be required to, inquire into, or to obtain any other documentation as to, the authority of the Manager to take any action permitted under Section 8.1 hereof. Furthermore, any Person or governmental body dealing with the Company may rely upon a certificate signed by the Manager as to the following:
(a) The identity of the Manager or any Member;
(b) The existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Manager or which are in any other manner germane to the Affairs of the Company;
(c) The Persons who are authorized to execute and deliver any instrument document of the Company; or
(d) Any act or failure to act by the Company on any other matter whatsoever involving the Company or any Member.

8.3 Specific Limitations on the Manager.
(a) Notwithstanding anything to the contrary in the Management Agreement, this Agreement, the Act or the Certificate, each of the following actions shall require Approval of the Board:
(i) Approving the, annual operating and capital budgets of the Company and any changes or amendments thereto;
(ii) Hiring or terminating the Company’s or the Hospital’s Chief Executive Officer;
(iii) Establishing or changing the mission, values, purposes or philosophy according to which the Company shall operate;
(iv) Approving the annual strategic and business plans of the Company, and any changes or amendments thereto;
(v) Approving any addition, modification or termination of Hospital services;
(vi) Approving any change of the Hospital’s name;
(vii) Evaluating the amount of indigent care provided by the Company, as provided in Section 12.5 of this Agreement;
(viii) Approving any waiver of the covenants not to compete set forth in the Contribution Agreement or this Agreement; provided, however, that such action shall be approved solely upon the majority vote of the class of directors chosen by the Member that is not requesting such waiver or allegedly violating such provision;
(ix) Admitting any additional Members or issuing additional Units, except in accordance with the provisions of Article XIII hereof;
(x) Recognizing the transfer of a Member’s interest in the Company, unless such transfer is in compliance with the provisions of Article XIII hereof;
(xi) Engaging in any merger, consolidation, share exchange or reorganization of the Company, or sale of all or substantially all of the assets of the Company,
(xii) Acquiring or disposing of any health care related facility and its related assets in a single transaction or series of related transactions;
(xiii) Entering into any new line of business, except in accordance with the terms of Article X;
(xiv) Entering into a contract to incur an obligation to repay borrowed money;
(xv) Approving Additional Capital Contributions;

(xvi) Changing the general Character of the business anticipated to be conducted by the Company on the date hereof (it being understood and agreed that such business is the ownership and operation of health care related facilities and the delivery or health care services);
(xvii) Electing to distribute ornate distribute the Distributable Cash;
(xviii) Entering into or modifying any agreement, arrangement or business dealings between the Company and the Triad Member or any Triad Affiliate; provided, however, that such action shall only require the approval of the Category A Directors by majority vote;
(xix) Adjusting, arbitrating, compromising, or settling any material claims in favor of or against the Company, which, claims are not covered by the Company’s insurance policies; or
(xx) Adjusting, arbitrating, compromising, or settling any claims in favor of or against the Company by a Member or an Affiliate of a Member.
(b) Notwithstanding anything to the contrary in this Agreement or the Act, without the Approval of the Members, the Manager shall have no right to do any of the following acts, each of which is considered outside the ordinary course of the Company’s business:
(i) To amend this Agreement or the Certificate, except as provided in Section, 17.10 hereof;
(ii) To dissolve or liquidate the Company at will;
(iii) To do any act in contravention of this Agreement;
(iv) To change or reorganize the Company into any other legal form; or
(v) To knowingly perform any act that would subject any Member to liability as a general partner in any jurisdiction.
8.4 Management Obligations of the Manager. Subject to the terms and conditions of the Management Agreement, the Manager shall devote such time to the Company as may be necessary to fulfill the Company Purposes, and manage and supervise the Company business and affairs. Nothing in this Agreement shall preclude the Manager, at the expense of the Company, from contracting with or employing any Affiliate of a Member or a third party to provide management or other services to the Company.
8.5 Compensation of the Manager. As its sole compensation and consideration for the performance of its duties and responsibilities as Manager, the Manager shall be entitled to receive a monthly management fee as set forth in the Management Agreement.
8.6 Independent Activities. Except as provided in Section 10.1, hereof and in the Management Agreement, the Manager and any of its Affiliates may engage in or possess interests in other business ventures of every nature and description, independently, and with others, whether such activities are competitive with the Company or otherwise without having or including any obligation to offer any interest in such activities to the Company or any Member. Except as provided in Section 10.1 hereof and in the Contribution Agreement, DHCC Member and any of its Affiliates, may engage in or possess interests in other business ventures of every nature and description, independently, and with others, whether such activities are competitive with the Company or otherwise without having or incurring any obligation to offer any interest in such activities to the Company or any Member.
8.7 Termination of Chief Executive Officer. Notwithstanding anything to the contrary in this Agreement, the Category A Directors (by majority vote) shall have (i) the sole and exclusive right to terminate the Chief Executive Officer of the Company or Hospital due to the Chief Executive Officer’s failure to ensure that the Company is fulfilling the Standards and Section 3.2(b) hereof, and (u) the unilateral, but not exclusive, right to terminate , the Chief Executive Officer of the Company or Hospital for any other reason. The Category B Directors (by majority vote) shall have the unilateral, but not exclusive, right to terminate the Chief Executive Officer of the Company or Hospital for any reason other than the Chief Executive Officer’s ensuring that the Company is fulfilling the Standards and Section 32(b) hereof.
IX. RIGHTS AND STATUS OF MEMBERS.
9.1 General. Except to the extent expressly otherwise required by the Act or provided in this Agreement, the Members shall not take part in the management or control of the Company business, such powers being vested exclusively in the Board of Directors and the Manager as provided herein.
9.2 Limitation of Liability. No Member shall have any personal liability whatever, solely by reason of its status as a Member of the Company, whether to the Company, the Manager, another Member or any creditor of the Company, for the debts of the Company or any of its losses beyond the amount of the Member’s obligation to contribute its Capital Contribution to the Company.
X. SPECIAL COVENANTS OF THE MEMBERS.
10.1 Covenant Not to Compete.
(a) In consideration of the premises and as a material inducement for the Triad Member and the DHCC Member to enter into this Agreement and consummate the transactions contemplated hereby and by the Contribution Agreement, each Member and their respective Affiliates agrees that while such Member is a member of the Company and for a period of three (3) years thereafter, it will not (other than through the Company), directly or indirectly, in any capacity, own, manage, operate, control or maintain or continue any interest whatsoever with any Competing Business except in accordance with Section 10.1(b).
(b) The Member or its Affiliate desiring to directly or indirectly, in any capacity, own, manage, operate, control or maintain or continue any interest whatsoever with any Competing Business shall provide the Company sixty (60) days prior written notice describing the proposed activity or service (including its location), and including a proposed plan of implementation and financing and any other information requested by the Board of Directors In the event that the Board of Directors, after considering the proposed activity or service, does not vote within the sixty (60) day notice period to pursue the opportunity (and the Member which presents the opportunity or its representatives on the Board of Directors shall not have been the cause of the

Company not pursuing the opportunity, for example, by voting “against approval’ of the opportunity, abstaining from voting or not voting), neither Member nor any of their respective Affiliates may pursue the opportunity. Notwithstanding the foregoing, if the Board of Directors fails to approve the acquisition of Integris Baptist Medical Center or Mercy Hospital, either Member (or their Affiliates) may pursue such opportunity.
(c) Notwithstanding Section 10.1(a), DHCC and its Affiliates (i) may own stock in any publicly held corporation listed on a national securities exchange or whose stock is regularly traded in the over the counter market as long as such holding at no time exceeds five percent (5%) of the total outstanding stock of such corporation; (ii) may continue to own and operate the businesses, described on Schedule 10.1(c); and (iii) shall not be precluded from participating in activities that promote health care services for residents of the Communities historically served by DHCC or its Affiliates, one or more clinics or facilities at which free (or discounted based on the patient’s income, or ability to pay) health care goods or services, are provided, or one or more homes or other facilities devoted primarily to the care of expectant mothers or adoption-related services.
10.2 Limitation. In the event of an actual or threatened breach by any Member of Section 10.1 hereof, the Company acting through the non-breaching Member shall be entitled to an injunction in any appropriate court in Oklahoma County, Oklahoma, or elsewhere, restraining the actual or threatened breach by such Member. If a court shall hold that the duration and/or scope (geographic or otherwise) of the covenant contained in Section 10.1 hereof is unreasonable or otherwise unenforceable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive pert of Section 10.1, and as so modified, Section 10.1 of this Agreement shall be as fully enforceable as if set forth herein by the parties in, the modified form. Nothing herein stated shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages. In the event of any breach of Section 10.1 by a Member and in addition to an injunction, the Company shall also be entitled to recover the net amount of fees and other compensation earned by a Member as a result of any such breach, plus any other damages a court of competent jurisdiction may find appropriate. The time period set forth in Section 10.1 shall be tolled and suspended for a period of time equal to the aggregate quantity of time dining which a Member violates such prohibitions in any respect.
10.3 No Requirement to Refer. No provision of this Agreement, or the relationship between the parties created by this Agreement, is intended by the parties hereto to include an agreement or requirement that any physician who is affiliated with any of the Triad Members or any of the DHCC Members (collectively referred to as the “Affiliated Referring Providers”) utilize the services or otherwise direct patients to facilities owned or operated by the Company or its Affiliates or as an inducement to the Affiliated Referring Providers to make any such referral. Nothing in this Agreement shall be construed as prohibiting Affiliated Referring Providers from obtaining or maintaining medical staff membership at, or admitting patients to, health care facilities other than those health care facilities owned by the Company. The parties hereto agree that the benefits under this Agreement do not require, are not payment for, and are not in any way contingent upon, the admissions, referral or other arrangement for the provision of any items or service reimbursed under Medicare, Medicaid or any other state, or federal health pare program.
10.4 Capital Expenditures. The Members, agree that the Company shall fund a minimum of $25,000,0000 in capital expenditures related to the Hospital and its facilities during the five (5) year period following the date hereof to complete certain projects including, without limitation, those set forth on Schedule 10.4. In addition to the minimum $25,000,000 in capital expenditures, the Company will also renovate the Hospital’s kitchen during the five (5) year period following the date hereof. The Members agree and acknowledge that in order to provide a source of funds for such renovations, the Company will not distribute as much Distributable Cash as it might otherwise. Capital expenditures will be determined by the Board of Directors of the Company. As used herein, “capital expenditures” shall include expenditures for new equipment, equipment replacement, facility renovations, new facilities, medical office space, development of new services, information systems (other than initial conversion costs) and other agreed upon expenditures. As used herein, “capital expenditures” shall include equipment leased pursuant to operating or capital leases.
XI. MEETINGS AND MEANS OF VOTING.
11.1 Meetings of the Members. Meetings of the Members may be called by the Manager and shall be promptly called upon the written request of any one or more Members Who own in the aggregate fifteen percent (15%) or more of the aggregate Units in the Company. The notice, of a meeting shall state the nature of the business to be transacted at such meeting, and actions taken at any such meeting shall be limited to those matters specified in the notice of the meeting. Notice of any meeting shall be given to all Members not less than ten (10), and not more than thirty (30), days prior to the date of the meeting. Members may vote in person or by proxy at such meeting.
Except as otherwise expressly provided in this Agreement (including, without limitation, all instances where Approval of the Members is required) or required by the express provisions of the Act, the requisite vote of the Members shall be the Approval of the Members which shall control all decisions for which the vote of the Members is required hereunder. Each Member’s voting rights shell be the same as that Member’s number of Units at the time of the vote. The presence of any Member at a meeting shall constitute a waiver of notice of the meeting with respect to such Member unless, such Member attends the meeting for the sole purpose of objecting to the holding of such meeting. The Members may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. A Member’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement..
11.2 Vote By Proxy. Any Member may authorize any Person to act on the Member’s behalf by proxy on all matters in which a Member is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member authorizing such proxy or such Member’s attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months after the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

11.3 Conduct of Meeting. Each meeting of Members shall he conducted by the Chairman of the Board of Directors or by a Person appointed by the Board of Directors. The meeting shall be conducted pursuant to such rules as may be adopted by the Board of Directors or the Person appointed by the Board of Directors for the conduct of the meeting.
11.4 Action Without a Meeting. Notwithstanding anything to the contrary in this Agreement, any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing setting forth the action so taken is Approved by the Members, which consent may be executed in multiple Counterparts and by facsimile. In the event any action is taken pursuant to this Section 11.4, it shall not be necessary to comply with any notice or timing requirements set forth in Sections 11.1 or 11.2 hereof. Prompt written notice of the taking of action without a meeting shall be given to the Members who have not consented in writing to such action.
11.5 Closing of Transfer Record; Record Date. For the purpose of determining the Members entitled to notice of or to vote at any meeting of Members, any reconvening thereof, or to act by consent, the Manager may provide that the transfer record shall be closed for at least ten (10) days immediately preceding such meeting (or such shorter time as may be reasonable in light of the period of the notice) or the first solicitation of consents in writing. If the transfer record is not closed and if no record date is fixed for determining the Members entitled to notice of or to vote at a meeting of Members or by Consent, the date on which the notice of the meeting is mailed, or the first written consent is received by the Manager, shall be the record date for such determination.
XII. BOARD OF DIRECTORS.
12.1 Board of Directors. Effective for all purposes on the date of this Agreement, the Members shall form a board of directors of the Company (the “Board of Directors”) to have overall oversight and ultimate authority over the affairs of the Company, to consider those matters pertaining to the business of the Company for which Approval of the Board is required, and to provide oversight of the activities of the Manager and the Board of Trustees. The Board of Directors shall consist of ten (10) members, with five e(5) Category A Directors and five (5) Category B Directors. Each individual selected to serve on the Board of Directors shall serve for a term of one (1) to three (3) years, at, the discretion of the Member which has the right to elect or appoint such individual, and thereafter until his successor is elected or appointed, unless he sooner resigns or is removed. A member of the Board of Directors may be removed at any time without cause by only that Member which had the right to vote for his initial election or appointment. The unexpired term of a removed director shall be filled by individual appointed by the Member which had the right to vote on the removed director’s initial appointment to the Board of Directors. The Category A Directors shall elect annually the Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside over all the meetings of the Board of Directors.
12.2 Manner of Exercise of Board of Directors’ Authority. All responsibilities of the Board of Directors under this Agreement shall be exercised by the Board of Directors as a body, and no member of the Board of Directors, acting alone, shall have the authority to act on behalf of the Board of Directors. In no event shall the Board of Directors be deemed a manager under the Act or have the authority to act on behalf of, or to bind in any way, the Company. The actions of the Board of Directors shall be carried out by the Manager as provided for in this Agreement and the Management Agreement
12.3 Meetings of the Board of Directors. The Board of Directors shall hold regular meetings on at least a quarterly basis. In addition, each member of the Board of Directors shall be available at all reasonable times to consult with other members of the Board of Directors on matters relating to the duties of the Board of Directors. Meetings of the Board of Directors shall be held at the call of the Manager, the Chairman of the Board of Directors, or any three members of the Board of Directors requesting such meeting through such Chairman, upon not less than ten (10) business days written or telephonic notice to the members of the Board of Directors, such notice specifying all matters to come before the Beard of Directors for action at such meeting. The presence of any member of the Board of Directors at a meeting shall constitute a waiver of notice of the meeting with respect to such member unless such member attends the meeting for the sole purpose of objecting to the holding of such meeting. The members of the Board of Directors may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. A member’s participation in a meeting pursuant to the; preceding sentence shall constitute presence in person at, such meeting for all purposes of this Agreement. Except as otherwise herein provided, the Category A Directors and the Category B Directors shall each as a Class determine the number thereof which shall constitute a quorum of the members in such category (but in arty event no less than two (2) directors in each category) and shall so notify the members in the other category of such number. Except as otherwise herein provided, no action taken by either category of members of the Board of Directors at any meeting shall be valid unless a quorum for such category is present. Members may vote in person or by proxy at such meeting.
12.4 Board of Trustees. Effective for all purposes on the date of this Agreement, the Board of Directors shall form a board of trustees for the Hospital (the “Board of Trustees”). The Board of Directors shall have the authority to appoint additional or replacement Trustees to the Board of Trustees. The Board of Trustees shall be comprised of at least twelve (12) members including at least six (6) physicians on the Hospital medical staff and six (6) local community members. The Hospital’s Chief Executive Officer shall be an ex officio (non-voting) Member of the Board of Trustees. Each individual selected to serve on the Board of Trustees shall serve for a term of one (1) year and thereafter until his successor is elected or appointed, unless he sooner resigns or is removed. The Board of Trustees shall meet on a regular basis and have the following responsibilities: (a) adopting a vision, mission and values statement; (b) participating in development and review of operating and capital budgets, and strategic and facility planning (the Board of Directors reserving ultimate authority for budgets and planning); (c) participating in periodic evaluations of the Chief Executive Officer of the Hospital; (d) approving any significant change in Hospital services; (a) granting medical staff privileges and, when necessary, taking disciplinary action consistent with the Hospital and Medical Staff Bylaws (with the advice of counsel); () assuring medical staff compliance with JCAHO requirements (with the advice of counsel); (g) supporting physician recruitment efforts; (h) fostering community relations and identifying service and educational opportunities; (i) overseeing the Hospital’s quality assurance, risk management and utilization review programs, and submitting at least biannually to the Board of Directors a written report on the effectiveness and performance of such programs

(which shall be reviewed by the Board of Directors, with input from the Category A Directors and the Manager); and (j) performing such other activities and duties as may be directed or delegated to it by the Board of Directors.
12.5 Charity Care.
(a) The Board of Directors shall adopt and maintain as its policy concerning charity care the policy of DHCC attached as Exhibit E (or a new policy adopted by the Board of Directors that is intended to provide a similar or greater benefit to the community). The Company shall cause its facilities, including without limitation the Hospital, to accept and to continue to participate in the Medicare and Medicaid programs. The Company shall cause the Hospital to maintain a 24-hour emergency department that complies with applicable federal and state laws with respect to the evaluation and treatment of patients who present or are determined to have an emergency medical condition, or who, in the judgment of a staff physician, have an immediate emergency need. No emergency patient shall he turned away from the Hospital because of age, race, gender, insurance status, inability to pay or any other non-clinical factor that is not relevant to the provision of medical services. This covenant shall be subject in all respects to changes in governmental policy. The Category A Directors shall have the unilateral right to cause the Company to initiate and authorize new or additional charity care services within the scope of the charity care policy then in effect in order to maintain charity care at a level consistent with historical levels.
(b) Within three (3) months after the end of each fiscal year of the Company, the Hospital’s Chief Executive Officer or his or her designee shall determine and calculate the aggregate charity care provided by the Company during the preceding fiscal year of the Company. The Hospital’s Chief Executive Officer or his or her designee shall make an annual report to the Board of Directors regarding charity care provided for the preceding fiscal year. Such annual report shall include an analysis of the levels of charity care and availability of health care services at the Company’s facilities with recommendations, if any, related to the foregoing and other matters related to charity care requested by the Board of Directors. The Board of Directors shall review the annual report, which shall include an assessment of the adequacy of charity care provided based on community needs, and the Category A Directors shall have the authority, without the approval of the Category B Directors or the Manager, to take such action as they deem appropriate to cause the Hospital to provide charity care services as set forth in the existing charity care policies and to respond to community needs within the scope of the Company’s activities and services in order to satisfy the Standards. Any action taken by the Board of Directors with respect to the annual report shall be recorded in the minutes of the meeting of the Board of Directors.
12.6 Board of Directors Deadlock or Dispute. It is the intention of the Board of Directors to make a good faith effort to settle any dispute, controversy, claim or other matter in question arising under or related to the Company or this Agreement, including all issues of fact and law that constitute a Material Dispute. In settles any Material Dispute, each of the Category A Directors and the Category B Directors (each a category of Directors) shall act in accordance with the following procedures:

(a) First, each category of Directors shall negotiate in good faith with the other category of Directors to try to settle any Material Dispute for a period of forty-five (45) days. If applicable to the nature of the Material Dispute, the Directors shall give priority to the fulfillment by the Company of the Standards and Section 3.2(b) hereof. The Board of Directors shall meet A minimum of three times during such period (in person to the extent practicable) to attempt to resolve the Material Dispute.
(b) In the event that by the end of the 45-day period referred to in Section 12.6(a), the Material Dispute is not settled pursuant to the procedures set forth in Section 12.6(a), the Chairman of the Board of the DHCC Parent and the Chief Executive Officer of Triad Parent shall Meet (in person to the extent practicable) to attempt to resolve the Material Dispute. If the Material Dispute is still not resolved after such meeting (s), either category of Directors may invoke the Material Dispute resolution procedures set forth in this Section 12.6(b) by sending written notice to the other invoking the procedures of this Section 12.6(b). For a period of thirty (30) days after the receipt by the other category of Directors of such written notice, both categories of Directors shall then try in good faith to settle the Material Dispute by mutually agreeing on, engaging in and meeting with an individual that will serve as a mediator for the purpose of resolving the Material Dispute. If applicable to the nature of the Material Dispute, the mediator shall give priority to the fulfillment by the Company of the Standards and Section 3.2(b) hereof. The Members agree to participate in the mediation of the Material Dispute to its conclusion. The mediation shall be terminated by: (i) the execution of a settlement agreement or similar statement by the parties, (ii) a declaration of the mediator that mediation is terminated, or (iii) a written declaration by the parties to the effect that the mediation process is terminated at the conclusion of five (5) full days. The mediator shall be disqualified as a witness, expert or counsel for any party with respect to the Material Dispute and any related matters. The entire mediation process is confidential, and such conduct, statements, promises, offers, views and opinions shall not be discoverable, or admissible in any legal proceeding for any purpose; provided, however, that evidence which is otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation. The Company shall pay the reasonable fees and related expenses of the facilitator or mediator.
(c) In the event, that by the end of the 30-day period described in Section 12.6(b), the Material Dispute is not settled pursuant to the procedures set forth in Section 12.6(b), either category of Directors may resort to binding arbitration for the purpose of settling the Material Dispute. The binding arbitration shall be conducted by a single neutral arbitrator in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”). The arbitrator shall be selected by the parties and shall have at least five years experience in, arbitrating commercial disputes. If the parties are unable to agree on the selection of the arbitrator within 30 days of the date that notice of arbitration demand is given, the arbitrator shall be selected by the AAA in accordance with Section R-11 of the Rules. Any arbitration shall be conducted in accordance with the procedural and evidentiary rules of the Rules and shall be conducted in Oklahoma City, Oklahoma, or such other venue as the parties agree, and any judgment on the award rendered in such arbitration shall be entered in any state or federal court having jurisdiction. The prevailing party in any such arbitration proceeding as determined by the arbitrator shall be entitled to recover its reasonable attorneys’ fees and costs. Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder. The parties agree that the arbitrator shall give priority to the fulfillment by the Company of the Standards and Section 3.2(b) and shall not have the right to award punitive damages. No action or inaction by either category of Directors under any of the provisions of this Section 12.6 shall constitute any basis for granting or denying any relief sought by either category of Directors in any such arbitration.
(d) Notwithstanding the foregoing, in the event the Board of Directors should be deadlocked with respect to the approval of en annual capital budget or an annual operating budget, the Manager shall have the right, power and authority to make expenditures on behalf of the Company for budgeted items in amounts up to the following: (a) with respect to each item of operating expense other than takes and insurance, an amount equal to the amount set forth in the most recent annual operating budget that has received the Approval of the Board, increased by the percentage increase, if any, in the Consumer Price Index for the period beginning on the date upon which such most recent annual operating budget received the Approval of the Board and ending on the first day of the fiscal year in which such expenditure is, to be made; (b) with respect to each item relating to taxes and insurance, an amount equal to the amount of the actual expense incurred by the Company in respect of such item; and (c) with respect to each item of capital improvement or capital expenditure, an amount equal to the amount deemed reasonably necessary by the Manager to preserve the safety of the Hospital, its patients and other occupants, to avoid the suspension of any services provided by the Hospital or to preserve the accreditation of the Hospital and its services. Notwithstanding the foregoing, if any emergency involving Manifest danger to life or property exists with respect to which expenditures are necessary for the preservation or safety of the Hospital, for the safety of the patients and other occupants of the Hospital, or to avoid the suspension of any necessary service to the Hospital, such expenditures may be made by the Manager without the prior Approval of the Board. Nothing in this Section 12,6(d) shall authorize or empower the Manager to make an additional capital pall in contravention of Section 42 or to obligate the Members to contribute additional capital to the Company.
XIII. TRANSFER OF RIGHTS AND ADDITIONAL MEMBERS.
13.1 Transfers by Members. Except as otherwise set forth in this Section 13.1, a Member may not sell, assign (by operation of law or otherwise), transfer, pledge or hypothecate all or any part of its interest in the Company (either directly or indirectly through the transfer of the power to control, or to direct or cause the direction of the management and policies of, such Member) without the Approval of the Board. If a Member receives the Approval; of the Board; it may sell its interest in the Company if the following conditions are satisfied:
(a) The sale, transfer or assignment is with respect to one or more Units;
(b) The Member and its transferee execute, acknowledge and deliver to the Manager such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the Manager;
(c) Unless waived in writing by the Manager, the Member delivers to the Manager an opinion of counsel satisfactory to the Manager covering such securities and tax laws and other aspects of thee proposed transfer as the Manager may reasonably request;

(d) The Member has furnished to the transferee a written statement showing the name and taxpayer identification number of the Company in such form and together with such other information as maybe required under Section 6050K of the Code and the Regulations thereunder; and
(e) The Member pays the Company a transfer fee that is sufficient to pay all reasonable expenses of the Company (which shall include any and all expenses of the Manager) in connection with such transaction.
Notwithstanding the, foregoing restriction, the following shall not be deemed to violate the restrictions contained iii this Section 13.1;
(w) transfers pursuant to Section 14.1;
(x) the transfer by a Member to one of its Affiliates, including without limitation the DHCC Member’s anticipated transfer of its Units to a DHCC Affiliate following the execution of this Agreement;
(y) the transfer to any Person of the power to control, directly or indirectly, or to direct or cause, directly or indirectly, the direction of the management and policies of, Triad Parent or DHCC Parent, whether through the ownership of voting securities, by contract or otherwise; and
(z) the pledge or hypothecation by a Member of its interest in the Company to a financial institution as collateral for loans or other indebtedness.
Any Member who thereafter sells, assigns or otherwise transfers all or any portion of its interest in the Company shall promptly notify the Manager of such transfer and shall furnish to the Manager the name and address of the transferee and such other information as may be required under Section 6050K of the Code and the Regulations thereunder.
13.2 Substituted Member. No Person taking or acquiring, by whatever means, the interest of any Member in the Company, except as provided in Section 13.1 hereof, shall be admitted as a Substituted Member without the Approval of the Board, which consent may be unreasonably withheld, and unless such Person:
(a) Elects to become a Substituted Member by delivering notice of such election to the Company;
(b) Executes, acknowledges and delivers to the Company such other instruments as the Manager may deem necessary or advisable to effect the admission of such Person as a Substituted Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement; and
(c) Pays a transfer fee to the Company in an amount sufficient to cover all reasonable expenses connected with the admission of such Person as a Substituted Member.
13.3 Additional Member. The Company may not issue Units to any Person who will be a new Member without the Approval of the Board.

13.4 Basis Adjustment. Upon the transfer of all or part of an interest in the Company, the Manager may, in its reasonable discretion, cause the Company to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Company properties as provided by Sections 734 and 743 of the Code.
13.5 Invalid Transfer. No transfer of an interest in the Company that is in violation of this Article XIII shall be valid or effective, and the Company shall not recognize any improper transfer for the purposes of making allocations, payments of profits, return of capital contributions or other distributions with respect to such Company interest; or part thereof. The Company may enforce the provisions of this Article XIII, either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed transfers not in accordance with this Article XIII.
13.6 Distributions and Allocations in Respect of a Transferred Unit. If any Member sells, assigns or transfers any part of its interest in the Company during any accounting period in compliance with the provisions of this Article XIII, Company income, gain, deductions and losses attributable to such interest for thee respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the applicable accounting period in accordance with Section 706(d) of the Code. All Company distributions on or before the effective date of such transfer shall be made to the transferor, and all such Company distributions thereafter shall be made to the transferee. Solely for purposes of making Company tax allocations and distributions, the Company shall recognize a transfer on the day following the day of transfer. Neither the Company nor the Manager shall incur any liability for making Company allocations and distributions in accordance with the provisions of this Section 13.6, whether or not the Manager or the Company has knowledge of any transfer of any interest in the Company or part thereof where the transferee is not admitted as a Substituted Member.
13.7 Additional Requirements of Admission to Company. The Manager shall not admit any Person as a Member if such admission would have the effect of causing the Company to be re-classified for federal income tax purposes as an association (taxable as a corporation under the Code), or which would violate any Medicare or other health care law, rule or regulation, or which would violate applicable exemptions from securities registration and securities disclosure provisions under federal and state securities laws.
13.8 Amendment to Exhibit B. The Manager shall amend Exhibit B attached to this Agreement from time to time to reflect the admission of any Substituted Members or Additional Members, or the termination of any Member’s interest in the Company.
XIV. RIGHT TO LIQUIDATE OR PURCHASE COMPANY INTERESTS.
14.1 Right of First Refusal. If any Member (the “Selling Member”) receives or obtains an offer from a third-party (the “Offeror”) to acquire in any manner all or any part of its interest in the Company, including, without limitation, through an offer to acquire in any manner all or any part of the voting securities of such Member (collectively, the “Interest”), which offer the Member intends to accept, the Member shall promptly notify the other Members in writing of the

Offer received, including the name of the Offeror, the number of whole or partial Units or other securities offered to be purchased, the proposed purchase price and the other terms and conditions of the offer. Such notice shall include a copy of the offer which shall (i) be in writing; (ii) set forth with specificity all of the material terms and conditions of the offer; (iii) be made by a person that is financially capable of completing such offer; and (iv) be consummated no later than one hundred (120) days after the date on which such offer is received (the “Offer”). In addition to the Tag-Along Right as described below, the other Member(s) shall have the right (the “Right of First Refusal”) for a period of sixty (60) days from the day it receives notice of such offer to purchase the Interest subject to the Offer on the same terms and conditions contained in the Offer, provided that for the pulses of this Agreement, any provisions in the Offer requiring payment of non-cash or non-promissory note consideration, any security therefore and any ancillary agreements shall be null, void and of no effect. The other Member(s) may exercise such Right of First Refusal by notifying the Selling Member prier to the end of the sixty (60) day period of its intent to exercise such right. If the other Member(s) fails to exercise the Right of First Refusal or indicates in writing that it will not exercise the Right of First Refusal within the period provided, or if the other Member(s) exercises the Right of First Refusal but fails to effect the purchase within the prescribed period, the Selling Member may, subject to Section 14.2 hereof, convey or dispose of the Interest, but only at the price, terms and conditions, and to the Offeror. If terms and conditions more favorable to the proposed purchaser than, or in any material manner different from, those offered to the other Member’s) should be agreed to by the Selling Member, the other Member(s) shall again have the right to purchase the Selling Member’s interest in the Company which is subject to the more favorable or different purchase terms in accordance with this Section 14.1. The other Member(s) may assign the rights in this Section 14.1 to the Company, in which event the Member’s interest may be liquidated (rather than purchased) by the Company. The Member(s) and the Company shall not be liable or accountable to any Selling Member which attempts to transfer its interest in the Company for any loss, damage, expense, cost or liability resulting from the Member’s exercise or failure to exercise the Right of First Refusal under this Section 14.1, delay in notifying the Selling Member of its intention not to exercise the Right of First Refusal, or its enforcement of the requirements of this Section 14.1 in the event that it elects not to exercise the Right of First Refusal. A Member’s failure to exercise the Right of First Refusal or to indicate hi writing that it is electing not to exercise the Right of First Refusal shall not be deemed a consent of the Member to allow any third party transferee to become a Substituted Member, such consent being controlled by the provisions of Section 13.2 hereof.
14.2 Tag-Along Rights. If at any time a Selling Member which holds a Sharing Percentage greater than fifty percent (50%) gives the notice required by Section 14.1 hereof in connection with an offer to acquire in any manner all or any part of such Selling Member’s interest, in the Company, and the other Member(s) does not exercise its Right of First Refusal (or assign such right to the Company) with respect to such offer, the non-Selling Member shall have (in addition to its Right of First Refusal under Section 14,1 hereof) the right (the “Tag-Along Right”) to require, as a condition to any sale or disposition to the Offeror, that the Offeror purchase from the non-Selling Member, at the same price and on the same terms and conditions as specified in the notice given pursuant to Section 14.1 hereof, the number of Units owned by the non-Selling Member multiplied by a fraction, the numerator of which is the number of Units proposed to be sold by the Selling Member and the denominator of which is the total number of Units owned by the Selling Member. Such non-Selling Member shall have the Tag-Along Right for a period of sixty (60) days from the day it receives the notice required by Section 14.1 hereof, and in the event that a Member shall elect to exercise such Tag-Along Right, such Member shall communicate such election in writing to the Selling Member within such time period.
14.3 Option Based on Sharing Percentage. Each Member shall have the right to, acquire the other Member’s interest pursuant to the terms of the Option to Purchase (Call) attached hereto as Exhibit F.
14.4 DHCC Member Put Option Upon Triad Parent Change in Control.
(a) In the event, that Triad Parent undergoes a Change in Control (as defined in Section 14 4(b)), the DHCC Member shall have the option to sell to Triad Member, and Triad Member shall have the obligation to purchase, all, but not less than all, of the Units held by DHCC Member in exchange for payment in cash of a purchase price equal to the Appraised Value of the Units; provided, however, that the purchase price for such Units during the first two (2) years following the date hereof shall not be less than the price determined by the Asset Valuation ($10,000 per Unit) as defined in the Contribution Agreement. Triad Member shall give the Company and DHCC Member written notice of the Change in Control (the “Change in Control Notice) as soon as practicable, but in no event later than thirty (30) days after the event constituting the Change in Control has occurred. Triad Member’s failure to give the Change in Control Notice shall not affect DHCC Member’s rights granted herein.
(b) For purposes of the Agreement, a “Change in Control” means any of the following: (i) a merger or consolidation of Triad Parent into or with, or any transfer or conveyance of Triad Parent securities to, any other Person or Persons who are not Affiliates of Triad Parent in a single transaction or a series of related transactions, in which the stockholders of Triad Parent immediately prior to such transaction or first of such series of transactions, directly or indirectly, possess less than fifty percent (50%) of the voting power of Triad Parent’s or any successor entity’s issued and outstanding capital stock immediately after such transaction or series of such transactions; (ii) a single transaction or series of related transactions pursuant to which a Person or Persons who are not Affiliates of Triad Parent acquire all or substantially all of Triad Parent’s assets, determined on a consolidated basis; or (iii) the approval by the holders of capital stock of Triad Parent of any plan or proposal for the liquidation or dissolution of Triad Parent.
(c) DHCC Member shall have sixty (60) days after its receipt of the Change in Control Notice to give written notice to Triad Member and the Company of its election to exercise the option to sell all, but not less than all, of its Units to Triad Member (the “Election Notice”) If DHCC Member fails to give an Election Notice within the applicable sixty (60) day time limit, the option to sell shall lapse. The closing of the purchase and sale of DHCC Member’s Units to Triad Member shall be held at a mutually acceptable place on a mutually acceptable date not more than one hundred twenty (120) days after the date on which the Election Notice is received by Triad Member. Triad Member shall make payment to DHCC Member for the Units being purchased by delivering immediately available funds to an account designated by DHCC Member in the full amount of the purchase price applicable to the Units. DHCC Member shall transfer to Triad Member all, but not less than all, of the Units being sold, free and clear of all claims, liabilities, options, pledges or other encumbrances of any kind (other than those arising under the Agreement and applicable law).

14.5 Appraised Value.
(a) The Appraised Value of the Units shall be the product determined by multiplying (i) the Appraised Fair Market Value of the Company (hereinafter defined), times (ii) DHCC Member’s Sharing Percentage. For purposes of this Agreement, the term “Appraised Fair Market Value of the Company” shall mean the fair market value of the Company, as determined below.
(b) Triad Member and DHCC Member shall negotiate in good faith with one another following the Election Notice to determine the Appraised Fair Market Value of the Company, Triad Member and DHCC Member agree to use their best efforts to negotiate an agreed upon Appraised Fair Market Value of the Company. If Triad Member and DHCC Member reach an agreement as to the Appraised Fair Market Value of the Company, then the Appraised Fair Market Value of the Company shall be the amount determined by Triad, Member and DHCC Member.
(c) If Triad Member and DHCC Member are unable to agree upon the Appraised Faire Market Value of a Company within thirty (30) days following the date Triad Member receives an Election Notice, then either party may notify the other party that it is initiating the Appraisal Process, described below (or such other appraisal process upon which the parties may mutually agree in writing within ten (10) days of die date on which either party has initiated the appraisal process (the “Alternate Appraisal Process”)). If either Triad Member or DHCC Member shall have initiated the Appraisal Process (and the parties shall not have agreed in writing to an Alternate Appraisal Process within ten (10) days), then Triad Member and DHCC Member shall each engage a Qualified Appraiser (collectively, the “Initial Appraisers”, and individually, an “Initial Appraiser”) within twenty (20) days after the date upon which the party received notice that the other party’s intent to initiate the Appraisal Process (the “Initiation Date). Triad Member and DHCC Member also shall engage jointly one additional Qualified Appraiser that is mutually acceptable to the parties (the “Third Appraiser”, the Initial Appraisers and the Third Appraiser are referred to collectively as the “Appraisers”). If the parties cannot agree upon the identity of the Third Appraiser within twenty (20) days after the Initiation Date, the parties shall direct the Initial Appraisers to select and engage the Third Appraiser on behalf of the parties. Each of Triad Member and DHCC Member shall pay the fees and expenses of its respective Appraiser, and the fees and expenses of the Third Appraiser shall be shared equally by Triad Member and DHCC Member. For purposes of the Agreement, the term “Qualified Appraiser” shall mean an independent, third party, nationally recognized investment bank or MAI-certified appraiser who (i) is experienced in the valuation of health care entities comparable to the Company and (ii) has, within the twenty-four (24) month period preceding the date of the Election Notice, delivered appraisals and/or fairness opinions, on a going concern basis, in connection with at least three (3) other transactions involving the sales of hospitals. The Appraisers so selected shall each then conduct an appraisal to determine the Appraised Fair Market Value of the Company (i) on a going concern basis, (ii) using valuation techniques then customary and accepted in the industry, (iii) using performance information respecting the Facilities that is acceptable to Triad Member and DHCC Member and that has been supplied to each of the Appraisers, (iv) viewing the enterprise of the Company as a whole, (v) taking into account the future prospects of the Facilities, and (vi) assuming that the Company were to be sold on a stand-alone basis (and not as a part of a portfolio sale). Each Appraiser’s determination of the Appraised Fair Market Value of the Company (individually, a “Valuation” and collectively, the “Valuations”) shall be expressed as a single value rather than a range of values, Each party shall cause the Initial Appraiser engaged by it to submit such Initial Appraiser’s sealed Valuation to the other party within sixty (60) days of the Initiation Date, and both parties shall use their reasonable best efforts to cause the Third Appraiser to submit its sealed Valuation to both parties within such period. Once Triad Member and DHCC Member have received from all three Appraisers their respective Valuations, the Appraised Fair Market Value of the Company shall be determined based upon the Valuations as follows:
(i) if the three Valuations are within five percent (5%) of another (i.e., if each of the highest Valuation and the middle Valuation is no greater than 1.05 times the lowest Valuation), the Appraised Fair Market Value of the Company shall be the average of all three Valuations;
(ii) if subsection (i) above is inapplicable and two Valuations are within five percent (5%) of one another (i.e., if the higher of such two Valuations is no greater than 1.05 times the lower of such two Valuations), the Appraised Fair Market Value of the Company shall be the average of such two Valuations;
(iii) if subsections (i) and (ii) above are inapplicable and the three Valuations are within ten percent (10%) of one another (i.e., if each of the highest Valuation and the middle Valuation is no greater than 1.10 times the lowest Valuation); the Appraised Fair Market Value of the Company shall be the average of all three Valuations;
(iv) if subsections (i) through (iii) above are inapplicable and two Valuations are within ten percent (10%) of one another if the higher of such two Valuations is no greater than 1.10 times the lower of such two Valuations), the Appraised Fair Market Value of the Company shall be the average of such two Valuations;
(v) if subsections (i) through (iv) above are inapplicable and the three Valuation are within twenty percent (20%) of one another (i.e., if each of the highest Valuation and the middle Valuation is no greater than 1.20 times the lowest Valuation), the Appraised Fair Market Value of the Company shall be the average of all three Valuations;
(vi) if subsections (i) through (v) above are inapplicable and two Valuations are within twenty percent (20%) of one another (i.e., if the higher of such two Valuations is no greater than 1.20 times the lower of such two Valuations), the Appraised Fair Market Value of the Company shall be the average of such two Valuations; and
(vii) if subsections (i) through (vi) above are inapplicable, the Appraised Fair Market Value of the Company shall be the average of all three Valuations.
V. DISSOLUTION.
15.1 Causes. Each Member expressly waives any right which it might otherwise have to dissolve the Company except as set forth in this Article XV. The Company shall be dissolved upon the first to occur of the following:
(a) The Approval by the Members of an instrument dissolving the Company,

(b) The dissolution of the Company by judicial decree;
(c) The Approval of the Board of the dissolution of the Company after having determined that a rule, ordinance, regulation, statute or government pronouncement has or may be enacted that would make any material aspect of this Agreement or the activities conducted by the Company unlawful or eliminate or substantially reduce, either directly or indirectly, the benefits that would accrue to the Members with respect to continuing the Company’s business operations; provided, however, that the Members agree to first use their best efforts to restructure the Company in such a manner that Will avoid the unlawful or adverse effect and, to the extent practicable, will preserve the existing financial and business relationships among them;
(d) The failure of the Company to satisfy the Standards as set forth in Section 3.2; or
(e) The termination or non-renewal of the Management Agreement.
Nothing contained in this section 15.1 is intended to grant to any Member the right to dissolve the Company at will (by retirement, resignation, withdrawal or otherwise), or to exonerate any Member from liability to the Company and the remaining Members if it dissolves the Company at will. Any dissolution at will of the Company shall be in contravention of this Agreement for purposes of the Act. Dissolution of the Company under Section 15.1(c) shall not constitute a dissolution at will.
XVI WINDING UP ANT) TERMINATION.
16.1 General. If the Company is dissolved and is not reconstituted, the Manager (or the event that the Manager has withdrawn as Manager, a Liquidator or liquidating committee, selected by those Members who own at least eighty percent (80%) of the aggregate Members’ Sharing Percentages) shall commence to wind up the affairs of the Company and to liquidate and sell the Company’s assets. The party or parties actually conducting such liquidation in accordance with the foregoing sentence, whether the Manager, a liquidator or a liquidating committee, is herein referred to as the “Liquidator.” The Liquidator (if other than the Manager) shall have sufficient business expertise and competence to conduct the winding up and termination of the Company and, in the course thereof, to cause the Company to perform any contracts which the Company has or thereafter enters into. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company property under such liquidation, having due regard far the activity and condition of the relevant market and general financial and economic conditions. The Liquidator (if other than the Manager) appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and those Members who own at least eighty percent (80%) of the aggregate Members’ Sharing Percentages. If the Manager serves as the Liquidator, the Manager shall not be entitled to receive any fee for carrying out the duties of the Liquidator. The Liquidator (if other than the Manager) may resign at anytime by giving fifteen (15) days prior written notice and may be removed at any time, with or without cause, by written notice of Members who own at least eighty percent (80%) of the aggregate Members’ Sharing Percentages. Upon the death, dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all the rights, powers and duties of the original Liquidator) will, within thirty (30) days thereafter, be appointed by those Members who own at least eighty percent (80%) of the aggregate Members’ Sharing Percentages, evidenced by written appointment and acceptance. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring, and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. The Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Manager under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and, functions. The Liquidator (if other than the Manager) shall not be liable to the Members except to the extent provided in the Act and shall, while acting in such capacity on behalf of the Company, be entitled to the indemnification rights set forth in Section 17.1 hereof.
16.2 Court Appointment of Liquidator. If the Manager does not serve as the Liquidator and, within ninety (90) days, following the date of dissolution or other time provided in Section 16.1 hereof, a Liquidator or successor Liquidator has not been appointed in the manner provided therein, any interested party shall have the right to make application to any United States Federal District Judge (in his individual and not judicial capacity) for the Western District of Oklahoma for appointment of a Liquidator or successor Liquidator, and the Judge, acting as an individual and not in his judicial capacity, shall be fully authorized and empowered to appoint and designate a Liquidator or successor Liquidator who shall have all the powers, duties, rights and authority of the Liquidator herein provided.
16.3 Liquidation. The Liquidator shall give all notices to creditors of the Company arid shall make all publications required by the Act. In the course of winding up and terminating the business and affairs of the Company, the assets of the Company (other than cash) shall be sold or distributed in kind to the Members, in the reasonable discretion of the Liquidator, its liabilities and obligations to creditors, including any Members who made loans to the Company as provided in Section 4.5 hereof, and all expenses incurred in its liquidation shall be paid, and all resulting items of Company income, gain, loss or deduction shall be credited or charged to the Capital Accounts of the Members in accordance with Article V hereof. The fair market value of any assets of the Company distributed m kind to the Members shall be determined by an independent appraiser chosen by the Board of Directors. Any distribution in kind need not be Made on a pro rata basis so long as the value of the assets and cash (if any) distributed to each Member is in compliance with this Article. All Company assets (except to the extent reserves have been established pursuant to Section 16.4 hereof) shall be distributed among all Members having positive Capital Account balances (as determined after giving effect to all adjustments attributable to allocations of items of profit and loss realized by the Company during the Fiscal Year in question (including items of profit and loss realized on the liquidation) and all adjustments attributable to contributions and distributions of money and property effected prior to such distribution), pro rata in accordance with such positive Capital Account balances. This distribution shall he made no later than the end of the fiscal year during which the Company is liquidated (or, if later, ninety (90) days after the date on which the Company is liquidated). Upon the completion of the liquidation of the Company and the distribution of all the Company assets, the Company shall terminate and the Liquidator shall have the authority to execute arid record all documents required to effectuate the dissolution and termination of the Company. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members may instead be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the, Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such, trust by the Company would otherwise have been, distributed to the Members pursuant to this Agreement.
16.4 Creation of Reserves. After making payment or provision for payment of all debts and liabilities of the Company and all expenses of liquidation, the Liquidator may set up such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company.
16.5 Final Statement. Within a reasonable, time following the completion of the liquidation, the Liquidator shall supply to each of the Members a statement which shall set forth the assets and the liabilities of the Company as of the date of complete liquidation; each Member’s pro rata portion of distributions under Section 16,3 hereof, and the amount retained as reserves by the Liquidator under Section hereof.
XVII. MISCELLANEOUS.
17.1 Standard of Care of Board of Directors; Indemnification.
(a) The members of the Board of Directors (the “Board Representatives”) shall not be liable, responsible or accountable in damages to any Member or the Company for any act or omission on behalf of the Company performed or omitted by them in good faith and in a manner reasonably believed by them to be in the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.
(b) To the fullest extent permitted by the Act, the Company shall indemnify each Board Representative against reasonable expenses (including reasonable attorneys’ fees), judgments, taxes, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement (collectively “Liability”), incurred by the Board Representative in connection with defending any threatened, pending or completed action; suit or proceeding (whether civil, criminal, administrative or investigative, and whether formal or informal) to which the Board Representative is, or is threatened to be made, a party because they are or were a Board Representative, provided that (i) the Board Representative acted in good faith and in a manner reasonably believed by the Board Representative to be in the best interest of the Company; (ii) in the case of a criminal proceeding, the Board Representative had no reasonable cause to believe the conduct was unlawful; (iii) in connection with a proceeding brought by or in the right of the Company, the Board Representative was not adjudged liable to the Company, and (iv) the Board Representative was not adjudged liable in a proceeding charging improper personal benefit.
(c) To the fullest extent authorized or permitted by the Act, the Company shall pay or reimburse reasonable expenses (including reasonable attorneys’ fees) incurred by a Board

Representative who is a party to a proceeding in advance of final disposition of such proceeding if (i) the Board Representative furnishes the Company a written affirmation of its, his or her good faith belief that it, he or she has met the standard of conduct described in Section 17.1(b) hereof; (ii) the Board Representative furnishes the Company a written undertaking, executed personally or on the Board Representatives behalf, to repay the advance if it is ultimately determined that the Board Representative did not meet the standard of conduct and the Board reasonably believes such Board Representative would have the ability to repay such advance, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the provisions of Section 17.1(b) hereof.
(d) The indemnification against Liability and advancement of expenses provided by, or granted pursuant to, this Section 17.1 shall not be deemed exclusive of any other rights to which these seeking indemnification or advancement may be entitled under any agreement, action of Members or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office of the Company, shall continue as to an entity or person who has ceased to be a Board Representative, and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such an entity or person.
(e) Any repeal or modification of this Section 17.1 by the Members shall not adversely affect any right or protection of the Board Representatives under this Section 17.1 with respect to any act or omission occurring prior, to the time of such repeal or modification.
17.2 Notices. All notices given pursuant to this Agreement shall be in writing and shall be deemed effective when personally delivered or when placed in the United States mail, registered or certified with return receipt requested, or when sent by prepaid telegram or facsimile followed by confirmatory letter. For purposes of notice, the addresses of the Members shall be as stated under their names on the attached Exhibit B; provided, however, that each Member shall have the right to change its address with notice hereunder to any other location by the giving of thirty (30) days notice to the Manager in the manner set forth above.
17.3 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive federal laws of the United States and the laws of the State of Delaware; provided, however, that the conflicts of law principles of the State of Delaware shall not apply to the extent that they would operate to apply the laws Of another state.
17.4 Waiver of Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR, IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FORM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

17.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Members, and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Articles XIII or XIV hereof.
17.6 Construction. Every Covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not, strictly for or against any Member. The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall pot be construed as the waiver by that party of its rights hereunder. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.
17.7 Time. Time is of the essence with respect to this Agreement.
17.8 Waiver of Partition. Notwithstanding any statute or principle of law to the contrary, each Member hereby Agrees that, during the term of the Company, it shall have no right (and hereby waives any right that it might otherwise have had) to cause any Company property to be partitioned and/or distributed in kind.
17.9 Entire Agreement. This Agreement contains the entire agreement among the Members relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein are terminated.
17.10 Amendments. Except as otherwise expressly provided in this Section 18.10, amendments or modifications may be made to this Agreement only by setting forth such amendments or modifications in each document Approved by the Members, and any alleged amendment or modification herein which is not so documented and approved shall not be effective as to any Member; provided, however, that Sections 3.1, 3.2, 3.4, 3.5, 4.2, 6.1, 8.3, 10.1, 10.2, 12.1, 12.5, 12.6, 14.2 and 15.1 shall not be amended without the consent of the DHCC Members. The Manager may, without the approvals set forth in this Section 17.10, amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required connection therewith to reflect:
(a) a change in the location of the principal place of business of the Company not inconsistent with the provisions of Section 2.3, or a change in the registered office or the registered agent of the Company;
(b) admission of a Member into the Company or termination of any Member’s interest in the Company in accordance with this Agreement;
(c) qualification of the Company as a limited liability company under the laws of any state or that is necessary or advisable in the opinion of the Manager to ensure that the Company will not be treated as an association taxable as a corporation for federal income tax purposes, provided, in either case, such action shall not adversely affect any Member, or
(d) a change that is required or contemplated by this Agreement;

However, no amendment or modification which disproportionately affect the interest of any Member in the governance, capital, Profits or Losses of; or distributions or allocations with respect to, the Company shall be effective as to any Member unless the same has been set forth in a document duly executed by such Member.
17.11 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Members as expressed herein, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.
17.12 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender and vice versa,
17.13 Exhibits. Each Exhibit to this Agreement is incorporated herein for all purposes.
17.14 Additional Documents. Each Member, upon the request of the Manager, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.
17.15 Headings. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.
17.16 Counterpart. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute but one document.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Members have entered into this Agreement as of the date first written above.
DEACONESS HEALTH CARE CORPORATION
By: /s/ Eric L. Baird
Name: Eric L. Baird
Title: Chairman
DEACONESS HOLDINGS, LLC
By: /s/ James B. Shannon
Name: James B. Shannon
Title: Vice President

EXHIBIT A
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
DEACONESS HOSPITAL HOLDINGS, LLC
Allocations of Profit and Loss
and Other Tax Matters
ARTICLE 1
Section 1.1 Definitions. The following definitions shall be applicable in this Exhibit A and as used in the Agreement:
(a) Adjusted Capital Account Deficit.
“Adjusted Capital Account Deficit” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Section 704 Capital Account as of the end of any relevant fiscal year, after giving effect to the following adjustments:
(i) credit to such Section 704 Capital Account any amount that such Member is obligated to restore to the Company under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as any addition thereto pursuant to the next to last sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations;
(ii) debit to such Section 704 Capital Account the items described in Sections 1.(b)(2)(ii)(d)(4), (5) and (6) of the Regulations:
This definition is intended to comply with the provisions of Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 of the Regulations and shall be interpreted consistently with those provisions
(b) Adjusted Net Income or Loss.
“Adjusted Net Income Or Loss” for any fiscal year (or portion thereof) shall mean the excess (or deficit) of (x) the Gross Income for such period (not including Gross Income (if any) allocated during such period pursuant to Sections 3.1(a), 3.1(b) and 3.1(c) and Section 3.4 hereof) over (y) the Deductible Expenses for such period (not including Deductible Expenses (if any) allocated during such period pursuant to Sections 3.1(d) and 3.1(e) hereof) with the following modifications:
(i) Any item of Company profit that is exempt from federal income tax and not otherwise taken into account in computing Adjusted Net Income Or Loss pursuant to this Section 1.1(b) shall be treated as additional Gross Income and, if not otherwise allocated pursuant to Section

3.1(a), 3.1(b) or 3.1(c) hereof, added to the amount otherwise calculated as Adjusted Net Income Or Loss under Section 1.1(b); and
(ii) Any Company expenditure that is described in Section 705(a)(2)(B) of the Code (relating to Company expenditures that are not deductible for federal income tax purposes in computing taxable income and not properly chargeable to capital), or treated as so described pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Adjusted Net Income Or Loss pursuant to this Section 1.1(b) shall be treated as an additional Deductible Expense and, if not otherwise allocated pursuant to Section 3.1(d) or 3.1(e) hereof; subtracted from the amount Otherwise calculated as Adjusted Net Income Or Loss under this Section 1.1( b),
(c) Agreed Value.
“Agreed Value” of any property contributed to the capital of the Company shall mean the fair Market value of such property at the time of contribution determined without regard to the amount of liabilities to which such property is subject (as agreed to in writing by the Members without regard to Section 7701(g) of the Code),
(d) Book Basis.
The initial “Book Basis” of any Company property shall be equal to the Company’s initial adjusted tax basis in such property; provided, however, that the initial “Book Basis” of any Company property contributed to the capital of the Company shall be equal to the Agreed Value of such property. Effective immediately after giving effect to the allocations of profit and loss, as computed for book purposes, for each Fiscal Year under Section 3.1 hereof, the Book Basis of each Company property shall be adjusted downward by the amount of Book Depreciation allowable to the Company for such Fiscal Year with respect to such property. In addition, effective immediately prior to any Revaluation Event, the Book Basis of each Company property shall be further adjusted upward or downward, as necessary, so as to equal the fair market value of such property at the time of such Revaluation Event (as agreed to in writing by the Members taking Section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject)).
(e) Book Depreciation.
The amount of “Book Depreciation” allowable to the Company for any Fiscal Year with respect to any Company property shall be equal to the product of (1) the amount of Tax Depreciation allowable to the Company, for such year with respect to such property, multiplied by (2) a fraction, the numerator of winch is the property’s Book Basis as of the beginning of such year (or the date of acquisition if the Property is acquired during such year) and the denominator of which is the property’s adjusted tax basis as of the beginning of such` year (or the date of acquisition if the property is acquired during such year). If the denominator of the fraction described in clause (2) above is equal to zero, the amount of “Book Depreciation” allowable to the Company for any Fiscal Year with respect to the Company property in question shall be determined under any reasonable method selected by the Manager.
(f) Book Gain Or Loss.

“Book Gain Or Loss” realized by the Company in connection with the disposition of any Company property shall mean the excess (or deficit) of (1) the amount realized by the Company in connection with such disposition (as determined under Section 1001 of the Code) over (2) the Book Basis of such property at the time of the disposition.
(g) Book/Tax Disparity Property.
“Book/Tax Disparity Property” shall mean any Company property that has a Book Basis which is different from its adjusted tax basis to the Company. Thus, any property that is contributed to the capital of the Company by a Member shall be a “Book/Tax Disparity Property” if its Agreed Value is not equal to the Company’s initial tax basis in the property. In addition, once the Book Basis of a Company property is adjusted in connection with a Revaluation Event to an amount other than its adjusted tax basis to the Company, the property shall thereafter be a “Book/Tax Disparity Property.”
(h) Capital Transaction.
“Capital Transaction” shall mean (1) any transaction pursuant to which the Company borrows funds, all or part; of the Company’s properties are sold, condemned, exchanged, abandoned or otherwise disposed of, insurance proceeds or other damages are recovered by the Company or (2) any other transaction which, in accordance with generally accepted accounting principles; is considered capital in nature (including, without limitation, any transaction that is entered into in connection with,, or results in, the Liquidation of the Company).
(i) Company Minimum Gain.
“Company Minimum Gain” shall mean the amount of Company “minimum gain” that is computed strictly in accordance with the principles of Section 1304-2(d)(1) of the Regulations, A Member’s share of such “Company Minimum Gain” shall be calculated in accordance with the provisions of Section 1.704-1(g) of the Regulations.
(j) Deductible Expenses.
“Deductible Expenses” for any Fiscal Year (or portion thereof) shall mean all items, as calculated for book purposes, which are allowable as deductions to the Company for such period under Federal income tax accounting principles (including Book Depreciation, but excluding any expense or deduction attributable to a Capital Transaction).
(k) Economic Risk Of Loss.
“Economic Risk Of Loss” borne by any Member for any Company liability shall mean the aggregate amount of economic risk of loss that such Member and all Related Persons to such Member are treated as bearing with respect to such liability pursuant to Section 1.752-2 of the Regulations.
(1) Gross Income.

“Gross Income” for any Fiscal Year (or portion thereof) shall mean the gross income derived by the Company from all sources (other than from capital contributions and loans to the Company and other than from a Capital Transaction) during such period, as calculated for book purposes in accordance with Federal income tax accounting principles.
(m) Liquidation.
“Liquidation” of a Member’s Units or other interest in, the Company shall mean and be deemed to occur upon the earlier of (1) the date upon which the Company is terminated under Section 708(b)(1) of the Code, (2) the date upon which the Company ceases to be a going concern (even though it may continue in existence for the limited purpose of winding up its affairs, paying its debts arid distributing any remaining Company properties to the Members) or (3) the date upon which there is a liquidation of the Member’s Units or other interest in the Company (but the Company is not terminated) under Section 1.761-1(d) of the Regulations. “Liquidation” of the Company shall mean and be deemed to occur upon the earlier of (a) the date upon which the Company is terminated under Section 708(b)(1) of the Code or (b) the date upon which the Company ceases to be a going concern (even though it may continue in existence for the limited purpose of winding up its affairs, paying its debts and distributing any remaining Company properties to the Members).
(n) Member Nonrecourse Debt Minimum Gain.
“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with, respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result, if such Member Nonrecourse Debt were treated as , Nonrecourse Liability, determined in accordance with Section 1.704-2(i) of the Regulations.
(o) Member Nonrecourse Debt.
“Member Nonrecourse Debt” shall mean any Company liability that is treated as a “partner nonrecourse debt” under Section 1.704-2(b)(4) of the Regulations.
(p) Member Nonrecourse Deductions.
“Member Nonrecourse Deductions” shall mean any and all items of Book Depreciation and other Deductible Expenses that are treated as “partner nonrecourse deductions” under Section 1.704-20 of the Regulations
(q) Nonrecourse Deductions.
“Nonrecourse Deductions” shall mean any and all items of Book Depreciation and other Deductible Expenses that are treated as “nonrecourse deductions” under Section 1.704-2(c) of the Regulations.
(r) Nonrecourse Liability.
“Nonrecourse” Liability” shall mean any Company liability treated as a “nonrecourse liability” under Section 1.704-2(b)(3) of the Regulations. Subject to the foregoing sentence, “Nonrecourse

Liability” shall mean any Company liability (or portion thereof) for which no Member bears the Economic Risk Of Loss.
(s) Recourse Debt.
“Recourse Debt” shall mean any Company liability (or portion thereof) that is neither a Nonrecourse Liability nor a Member Nonrecourse Debt.
(t) Related Person.
“Related Person” shall mean, as to any Member, any person who is related to such Member (within the meaning of Section 1.752-4(b) of the Regulations).
(u) Revaluation Event.
“Revaluation Event” shill mean any of the following occurrences: (1) the contribution of money or other property (other than a de minimis amount) by a new or existing Member to the capital of the Company as consideration for the issuance of additional Units or other interest in the Company; (2) the distribution of money or other property (other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for Units or other interest in the Company; or (3) the termination of the Company for federal income tax purposes under Section 708(b)(1)(B) of the Code; provided, however, under no circumstances shall the issuance of Units pursuant to Section 13.3 of the Agreement constitute a Revaluation Event; and provided further, that the occurrence of an event described in clause (1) or (2) above shall not constitute Revaluation Event if the Board of Directors reasonably determines that it is not necessary to adjust the Book Bases of the Company’s assets or the Members’ Capital Accounts in connection with the occurrence of any such event.
(v) Section 704 Capital Account.
“Section 704 Capital Account” shall have the meaning assigned to such term in Article 2 of this Exhibit A.
(w) Tax Depreciation.
“Tax Depreciation” for any Fiscal Year shall mean the amount of depreciation, cost recovery or other amortization deductions allowable to the Company for Federal income tax purposes for such year.
(x) Tax Items.
“Tax Items” shall mean, with respect to any property, all items of profit and less (including Tax Depreciation) recognized by or allowable to the Company with respect to such property, as computed for Federal income tax purposes.
(y) Unrealized Book Gain Or Loss.

“Unrealized Book Gain Or Loss” with respect to any Company property shall mean the excess (or deficit) of (1) the fair market value of such property (as agreed to in writing by the Members taking Section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject)), over (2) the Book Basis of each property.
ARTICLE 2
SECTION 704 CAPITAL ACCOUNTS
A “Section 704 Capital Account” (herein so called) shall be determined and maintained for each Member throughout the full term of the Agreement in accordance with Article IV of the Agreement.
ARTICLE 3
ALLOCATIONS OF PROFIT D LOSS
Section 3.1 Allocation of Book Items.
Subject to the provisions of Sections 3.3 and 3.4 of this Exhibit A, all items of profit and loss realized by the Company during each fiscal year shall be allocated among the Members (after giving effect to all adjustments attributable to all contributions and distributions of money and property effected during such year) in the manner prescribed in this Section 3.1.
(a) Pursuant to Section 1.704-2(f) of the Regulations (relating to minimum gain chargebacks), if there is a net decrease in Company Minimum Gain for such year (or if there was a net decrease in Company Minimum Gain for a prior fiscal year and the Company did not have sufficient amounts of Gross Income and Book Gain during prior years to allocate among the Members under this Section 3.1(a)), then items of Gross Income and Book Gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 3.1 for such year, to each Member in an amount equal to such Member’s share of the net decrease in such Company Minimum Gain.
(b) Pursuant to Section 1.704-2(i)(4) of the Regulations (relating to minimum gain chargebacks), if there is a net decrease in Member Nonrecourse Debt Minimum Gain with respect to a Member Nonrecourse Debt for such year (or if there was a net decrease in such Member Nonrecourse Debt Minimum Gain for a prior fiscal year and the Company did not have sufficient amounts of Gross’ Income and Book Gain during prior years to allocate among the Members under this Section 3.1(b)), then items of Gross Income and nook Gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 3.1 for such year, to each Member with a share of such Member Nonrecourse Debt Minimum Gain as of the first day of such year in an amount equal to` such Member’s share of the net decrease in such Member Nonrecourse Debt Minimum Gain.
(c) Pursuant to Section 1.704-1(b)(2)(ii)(d) of the Regulations (relating to “qualified income offsets”), if a transaction described in Section 1.704(b)(2)(ii)(d)(4), (5) and (6) of the Regulations occurs unexpectedly, items of Company income and gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 3.1 for such year, among each Member with an Adjusted Capital Account Deficit in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 3.1(c) shall be made only if, and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 3 have been tentatively made as if this Section 3.1(c) were not in this Exhibit A.
(d) All Member Nonrecourse Deductions, attributable to a Member Nonrecourse Debt shall be allocated among the Members bearing the Economic Risk Of Loss for such debt; provided, however, that if more than one Member bears the Economic Risk Of Loss for such debt, the Member Nonrecourse Deductions attributable to such debt shall be allocated to and among such Members, pro rata in the same proportion that their Economic Risks Of Loss bear to one another.
(e) All Nonrecourse Deductions shall be allocated among the Members, pro rata in accordance with their respective Sharing Percentages.
(f) Any Adjusted Net Income realized by the Company for such year and, except as provided in Section 3.1(h) hereof, any Book Gain derived from a Capital Transaction occurring during such year and not allocated pursuant to Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), and 3.1(e) and Section 3.4 hereof, shall be allocated among the Members, as necessary, so as to cause the balances in their respective Section 704 Capital Accounts to be m the same ratio to one another as are their Sharing Percentages, with all remaining amounts of Adjusted Net Income and Book Loss to be allocated to the Members, pro rata in accordance with their respective Sharing Percentages.
(g) Any Adjusted Net Loss realized by the Company for such year and, except as provided in Section 3.1(h) hereof, any Book Loss derived from a Capital Transaction occurring during such year and not allocated pursuant to Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), and 3.1(e) and Section 3.4 hereof shall be allocated among the Members, as necessary, so as to cause the balances in their respective Section 704 Capital Accounts to the in the same ratio to one another as are their Sharing Percentages, with ail remaining amounts of Adjusted Net Loss and Book Loss to be allocated to the Members pro rata in accordance with their respective Sharing Percentages.
(h) Book Gain Or Loss derived from a Capital Transaction that is entered into in connection with, or results in, the Liquidation of the Company shall be allocated among the Members as follows in the following order of priority (after giving effect to all adjustments attributable to allocations of items of Company profit and loss made pursuant to the preceding provisions of this Section 3.1 and Section 3.4 for such year and after giving effect to all adjustments attributable to contributions and distributions or money and property effected prior to such determination).
(i) Book Gain remaining after the allocations provided for in Sections 3.1(a), 3.1(b) and 3.1(c) hereof shall be allocated as follows and in the following order of priority:
(A) First: Book Gain equal to the deficit balance (if any) in each Member’s Capital Account shall be allocated to such Member.

(B) Second: An amount of Book Gain shall be allocated next among the Members to the least extent necessary to cause their positive Section 704 Capital Account balances to equal their respective Sharing Percentages.
(C) Third: All remaining amounts of Book Gain shall be allocated among the Members pro rata in accordance with their respective Sharing Percentages.
(ii) Book Loss (if any) shall he allocated as follows and in the following order of priority:
(A) First: Book Loss shall be allocated to the Members to the least extent necessary to cause the positive balances in their Section 704 Capital Accounts to be in the same proportion to one another as are their respective Sharing Percentages.
(B) Second: All remaining amounts of Book Loss shall be allocated among the Members pro rata in accordance with their respective Sharing Percentages.
(i) For purposes of determining the nature (as ordinary or capital) of any Company profit allocated among the Members for Federal income tax purposes pursuant to this Section 3.1, the portion of such profit required to be recognized as ordinary income pursuant to Sections 1245 and/or 1250 of the Code shall be deemed to be allocated among the Members in the same proportion that they were allocated and `they claimed the Book Depreciation deductions, or basis reductions, directly or indirectly giving rise to such treatment under Sections 1245 and/or 1250 of the Code.
(j) The parties intend that the foregoing allocation provisions of this Section 3.1 shall produce Section 704 Capital Account balances of the Members that will permit liquidating distributions that are made in accordance with final Capital Account balances under Section 16.3 of the Agreement to be made to the Members, pro rata in accordance with their respective Sharing Percentages. To, the extent that the allocation provisions of this Section 3.1 would fail to cause the Members’ final Capital Account balances to be in such ratio, (i) such provisions shall be amended by the Members if and to the extent necessary to produce such result and (ii) taxable income and taxable loss of the Company for prior open years (or items of Gross income and Deductible Expenses of the Company for such years) shall be reallocated among the Members to the extent it is not possible to achieve such result with allocations of items of income (including Gross Income) and Deductible Expenses for the current year and future years. This Section 3.1(j) shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.
Section 3.2 Allocation of Tax Items.
(a) Except as otherwise provided ha the succeeding provisions of this Section 3.2, each Tax Item shall be allocated among the Members in the same manner as each correlative item of profit or loss, as calculated for book purposes, is allocated pursuant to the provisions of Section 3.1 and Section 3.4 hereof.
(b) The Members hereby acknowledge that all Tax Items in respect of any Book/Tax Disparity Property owned by the Company are required to be allocated among the Members in the same manner as under Section 704(c) of the Code (as specified in Sections 1.704- 1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g) of the Regulations) and that the principles of Section 704(c) of the Code require that such Tax Items must be shared among the Members so as to take account of the variation between, the adjusted tax basis and Book Basis of each such Book/Tax Disparity Property. Thus, notwithstanding anything in Sections 3.1 or 3.2(a) to the contrary, the Members’ distributive shares of Tax Items in respect of each Book/Tax Disparity Property shall be separately determined and allocated among the Members in accordance with the principles of Section 704(c) of the Code. For purposes of making tax allocations pursuant to Section 704(c) of the Code (including allocations pursuant to Section 1.704-1(b)(2)(iv)(f) if a Revaluation Event occurs) the Manager shall determine the method or methods to be used by the Company.
Section 3.3 Allocations, Of Profit And Loss And Distributions In Respect Of Interests Transferred.
(a) If any Unit or other interest in the Company is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year, each item of Adjusted Net Income Or Loss, Book Gain Or Loss and other Company profit and loss for such year shall be divided and allocated among the Members in question by taking account of their varying interests in the Company during such year on a daily, monthly or other basis, as determined by the Manager using any permissible method under Section 706 of the Code and the Regulations thereunder,
(b) Distributions of Company in respect of a Unit or other interest in the Company shall be made only to the persons or entities who, according to the Company’s books and records, are the holders of record of the Units or other interests in the Company in respect of which such distributions are made on the actual date of distribution. Neither the Company nor the Manager shall incur any liability for making distributions it accordance with the provisions of the preceding sentence, whether or not the Company or the Manager has knowledge or notice of any transfer or purported transfer of ownership of any Unit or other interest in the Company.
(c) Notwithstanding any provision above to the contrary, Book Gain Or Loss (and taxable gain or loss to the extent permitted by the Code and Regulations) realized in connection with a sale or other disposition of any Company properties shall be allocated solely among the parties owning Units or other interests in the Company as of the date such sale or other disposition occurs.

EXHIBIT B
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
DEACONESS HOSPITAL HOLDINGS, LLC

	CAPITAL
NAME OF MEMBER	CONTRIBUTION	UNITS
Deaconess Health Care Corporation	$	20%
c/o Butterfield Manorial Foundation
5300 N. Meridian Avenue
Oklahoma City, OK 73112

Deaconess Holdings, LLC	$	80%
5800 Tennyson Parkway
Plano, Texas 75024

EXHIBIT C
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
DEACONESS HOSPITAL HOLDINGS, LLC
Competing Business Zip Codes

Medicare Inpatient Origin by Zip Code
Selected Facility 370032 Deaconess Hospital-Oklahoma City
Ranked on 2003 Market Share (Desc)

						2003
ZIP				Market	Facility	Market	% of	Cumul
Code	ZIP City Name	County	State	Patients	Patents	Share%	Total	%
73112	Oklahoma City	Oklahoma	OK	2,119	686	32.4%	11.0%	11.0%
73008	Bethany	Oklahoma	OK	1,317	544	41.3%	8.7%	19.7%
73107	Oklahoma City	Oklahoma	OK	1,215	357	29.4%	5.7%	25.4%
73127	Oklahoma City	Oklahoma	OK	1,053	335	31.8%	5.4%	30.8%
73099	Yukon	Canadian	OK	1,623	327	20.1%	5.2%	36.0%
73120	Oklahoma City	Oklahoma	OK	2,118	311	14.7%	5.0%	41.0%
73132	Oklahoma City	Oklahoma	OX	1,130	263	23.3%	422%	45.2%
73122	Oklahoma City	Oklahoma	OK	658	248	37.7%	4.0%	49.2%
73162	Oklahoma City	Oklahoma	OK	1,142	234	20.5%	3.8%	53.0%
73116	Oklahoma City	Oklahoma	OK	610	169	27.7%	2.7%	55.7%
Primary Service Area				12,985	3,474	26.8%	55.7%

Deaconess Hospital-Oklahoma City
Service Area Map
[GRAPHIC]

EXHIBIT D
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
DEACONESS HOSPITAL HOLDINGS, LLC
DHCC Conflict of Interest Policy

DEACONESS HEALTH CARE CORPORATION
Oklahoma City, Oklahoma
DEACONESS HOSPITAL
Facility

FUNCTIONAL AREA:	GOVERNING BODY

TOPIC:	CONFLICT OF INTEREST

POLICY DATE:	FEBRUARY 24, 1997

POLICY NUMBER:	GB-O01

APPROVED BY:	ADMINISTRATION, BOARD OF DIRECTORS

EFFECTIVE DATE:	FEBRUARY 24, 1997

PRIOR REVISIONS:	POLICY GB-001, DATED JANUARY 1, 1997
POLICY
Any officer or director of Deaconess Health Care Corporation, or any subsidiary, has a duty to disclose any actual or possible conflicts of interest.
PURPOSE
The purpose of the conflicts of interest policy is to protect the Corporation’s interest when it is contemplating entering into a transaction or arrangement that might benefit the private interest of an officer or director of the Corporation. This policy is intended to supplement but not replace any applicable state laws governing conflicts of interest applicable to non-profit and charitable corporations.
PROCESS
Section 1. Definitions.
A. Interested Person.
Any director, principal officer, or member of a committee with board delegated powers who has a direct or indirect financial interest, as defined below, is an interested person. If a person is an interested person with respect to any entity in the health care system of which the Corporation is a part, he of she is an interested person with respect to all entities in the health care system.

B. Financial Interest.
A person has a financial interest if the person has, directly or indirectly, through business, investment or family, the following:
(1) an ownership or investment in interest in any; entity with which the Corporation has a transaction Or arrangement, or
(2) a compensation arrangement with the Corporation or with any entity or individual with which the Corporation has a transaction or arrangement, or
(3) a potential ownership or investment interest in, or compensation arrangement, With, any entity or individual with Which the Corporation is negotiating a transaction or arrangement.
Compensation includes direct and indirect remuneration as well as gifts or favors that are substantial in nature.
Section 2. Procedures.
A. Duty to Disclose.
In connection with any actual or possible conflicts of interest, an interested person must disclose the existence and nature of his or her financial interest to the directors and members of committees with board delegated powers considering the proposed transaction or arrangement.
B. Determining Whether a Conflict of Interest Exists.
After disclosure of the financial interest, the interested person shall leave the board or committee meeting while the financial interest is discussed and voted upon. The remaining board or committee members shall decide if a conflict of interest exists.
C. Procedures for Addressing the Conflict of Interest.
(1) The chairperson of the Board or committee shall, if appropriate, appoint a disinterested person or committee to investigate alternatives to the proposed transaction or arrangement.
(2) After exercising due diligence, the board or committee shall determine whether the Corporation can obtain a more advantageous transaction or arrangement with reasonable efforts from a person or entity that would not give rise to a conflict of interest.
(3) If a more advantageous transaction or arrangement is not reasonably attainable under circumstances that would not give rise to a conflict of interest, the board or committee shall determine by a majority vote of the disinterested directors whether the transaction or arrangement is in the Corporation’s best interest and for its own benefit and whether the transaction is fair and reasonable to the Corporation and shall make its decision as to whether to enter into the transaction or arrangement in conformity with such determination.
(4) Violation of the Conflicts of Interest Policy:

a. If the board or committee has reasonable cause to believe that a member has failed to disclose actual or possible conflicts of interest, it shall inform the member of the basis for such belief and afford the Member an opportunity to explain the alleged failure to disclose.
b. If, after hearing the response of the member and making such further investigation as may be warranted in the circumstances, the board or committee determines that the member has, in fact, failed to disclose an actual or possible conflict of interest, it shall take appropriate disciplinary and corrective action.
Section 3. Records of Proceedings. The minutes of the board and all committees with board-delegated powers shall contain:
A. The names of the persons who disclosed or otherwise were found to have a financial interest in connection with an actual or possible conflict of interest, the nature of the financial interest, any action taken to determine whether a conflict of interest was, present, and, the board’s or committee’s decision as to whether a conflict of interest in fact existed.
B. The names of the persons who were present for discussions and votes relating to the transaction or arrangement, the content of the discussion, including any alternatives to the proposed transaction Or arrangement, and a record of any votes taken in connection therewith.
Section 4. Compensation Committees
A. A voting member of any committee whose jurisdiction includes compensation matters and who receives compensation, directly or indirectly, from the Corporation for services is precluded from voting on matters pertaining to that member’s compensation.
B. Physicians who receive compensation, directly or indirectly, from the Corporation, whether as employees or independent contractors, are precluded from membership on any committee whose jurisdiction includes compensation matters.
Section 5. Annual Statements. Each director, principal officer and member of a committee with board delegated powers shall annually sign a statement which affirms that such person:
A. Has received a copy of the conflicts of interest policy.
B. Has read and understands the policy,
C. Has agreed to comply with the policy, and
D. Understands that the Corporation is a charitable organization and that in order to maintain its federal tax exemption it must engage primarily in activities which accomplish one or more of its tax exempt purposes.
Section 6. Periodic Reviews. To ensure that the Corporation operates in a manner consistent with its charitable purposes and that it does not engage in activities that could jeopardize its status as an organization exempt from federal income tax, periodic reviews shall be conducted. The periodic reviews shall, at a minimum, include the following subjects:

A. Whether compensation arrangements and benefits are reasonable and are the result of arm’s-length bargaining.
B. Whether acquisitions of physician practices and other provider services result in inurement or impermissible private benefit.
C. Whether partnership and joint venture arrangements and arrangements with management service organizations and physician hospital organizations conform to written policies, are properly recorded, reflect reasonable payments for goods and services, further the Corporation’s charitable purposes and do not result in inurement or impermissible private benefit.
Section 7. Use of Outside Experts. In conducting the periodic reviews provided for in Section 7, the Corporation may, but need not, use outside advisors. If outside experts are used their use shall not relieve the board of its responsibility for ensuring that periodic reviews are conducted.
APPROVED:
Paul Dougherty; FACHE Administrator
PCD:aw

EXHIBIT E
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
DEACONESS HOSPITAL HOLDINGS, LLC
DHCC Charity Care Policies

DEACONESS HOSPITAL	PROCEDURE
NUMBER: C01003
ATTACHMENTS: N
PROCEDURE	PAGE: 1 OF 2
DATE: 10/19/00
DEPARTMENT: PATIENT FINANCIAL SERVICES (PT ACCTS 9350)	EFFECTIVE DATE: 11/01/00 CATEGORY: COLLECTIONS

SUBJECT: CHARITY CARE PLAN
DEFINITION: DEACONESS HOSPITAL PATIENTS ARE ENTITLED TO CHARITY CARE GIVEN, TO FORGIVE AMOUNTS OWED ON THE CHARGES FOR THE SERVICES THAT WERE PROVIDED TO THE PATIENT.
PURPOSE: DEACONESS HOSPITAL IS A NON-PROFIT HOSPITAL FUNCTIONING IN THE DEACONESS TRADITION OF COMPASSIONATE, HIGH QUALITY CARE IN A CHRISTIAN ENVIRONMENT. THIS POLICY ENABLES US TO FORGIVE DEBTS OWED BY OUR PATIENTS, PER OUR ESTABLISHED GUIDELINES:
EQUIPMENT:
PERFORMANCE SPECIFICATIONS:
RESOURCE:
PROCEDURE:
1. FEDERAL AND/OR STATE ASSISTANCE IS AVAILABLE TO THOSE WHO MEET THE QUALIFICATIONS. BEFORE CHARITY CARE IS CONSIDERED, ALL AVAILABLE AVENUES OF FEDERAL AND/OR STATE ASSISTANCE AND THIRD PARTY PAYORS MUST BE EXHAUSTED.
2. CHARITY IS ADMINISTERED BY FILLING OUT THE PROPER FORMS. THESE ARE OBTAINED FROM THE PATIENT FINANCIAL SERVICES OFFICE. THIS REQUEST MUST BE MADE PRIOR TO THE ACCOUNT BEING TURNED TO COLLECTIONS.
3. ALL PATIENTS REQUESTING CHARITY CARE DETERMINATION ALSO BE REQUIRED TO COMPLETE A MEDICAL ASSISTANCE APPLICATION FOR THE PERIOD OF HOSPITALIZATION. ANY PATIENTS REQUESTING A CHARITY CARE DETERMINATION LATER THAN NINETY (90) DAYS AFTER DISCHARGE WILL BE EXEMPT FROM THIS REQUIREMENT.
4. ANY AMOUNTS NOT COVERED BY FEDERAL AND/OR. STATE ASSISTANCE PROGRAMS OR THIRD-PARTY PAYORS WILL BE ELIGIBLE FOR CHARITY CARE.

5. ELIGIBILITY WILL BE BASED UPON THE SIZE OF THE FAMILY UNIT OF THE PATIENT AND THE TOTAL FAMILY INCOME FOR THE PRECEDING TWELVE (12) MONTHS.
CONTINUED ON NEXT PAGE

DEACONESS HOSPITAL	PROCEDURE
NUMBER: C01003
ATTACHMENTS: N
PROCEDURE	PAGE: 2 OF 2
DATE: 10/19/00
EFFECTIVE DATE: 11/01/00
DEPARTMENT: PATIENT FINANCIAL SERVICES (PT ACCTS 9350)	CATEGORY: COLLECTIONS
PROCEDURES
6. THE CURRENT COMMUNITY SERVICES ADMINISTRATION POVERTY INCOME GUIDELINES WILL BE USED IN DETERMINING ELIGIBILITY FOR CHARITY CARE.
7. ANY AMOUNT THAT THE PATIENT WOULD BE RESPONSIBLE FOR AFTER DISCOUNT WOULD BE ELIGIBLE TO BE PAID OFF WITH A TIME PAYMENT CONTRACT WITH ZERO FINANCE CHARGE.
8. ANY DENIED ACCOUNTS THAT HAVE A TIME PAYMENT CONTRACT WILL HAVE FINANCE CHARGES ADDED.
9. DEACONESS HOSPITAL ALSO RESERVES THE RIGHT TO DENY CHARITY CARE TO ANY INDIVIDUAL OR FAMILY WHICH DOES NOT PROVIDE THE REQUIRED INFORMATION.
End of Procedure
PREVIOUSLY REVISED:
PREPARED BY: Vicki Lacy
APPROVED BY: Larry Stephens
Pursuant to the financial assistance program, described in PROCEDURE NUMBER: CO1003, Deaconess provided uncompensated care to approximately 102 families totaling $951,733 during fiscal year 2004.

EXHIBIT F
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
DEACONESS HOSPITAL HOLDINGS, LLC
OPTION TO PURCHASE (CALL)
See attached.

OPTION TO PURCHASE (CALL)
THIS OPTION TO PURCHASE (CALL) (the “Agreement”), is entered into as of Article 1, 2005, by and between DEACONESS HEALTH CAR CORPORATION, an Oklahoma not-for-profit corporation (“DHCC”), and DEACONESS HOLDINGS, LLC, a Delaware limited liability company (“Triad Sub”).
DHCC and Triad Sub have entered into an Amended and Restated Limited Liability Company Agreement dated as of April 1, 2005 (the “LLC Agreement”), setting forth, their respective rights and obligations with respect to the governance and operation of Deaconess Hospital Holdings, LLC (the “Company”).
The Company was formed for purposes of owning, controlling and operating Deaconess Hospital and certain related health care assets (collectively, the “Hospital”). As a condition to the willingness of Triad Sub to enter into the LLC Agreement, Triad Sub required that DHCC enter into this Agreement.
All capitalized terms used herein and not otherwise defined herein are as deed in the LLC Agreement.
IT IS THEREFORE, AGREED AS FOLLOWS:
1. GRANT OF OPTION TO PURCHASE. DHCC hereby grants to Triad Sub the irrevocable right, at its option, during the Option Period (as hereinafter defined), to purchase on thee Purchase Date (as hereinafter defined), all, but not less than all, of the Units in the Company held by DHCC and its affiliates in exchange for payment in cash of the Purchase Price (as hereinafter defined). The Option Period shall be any period during which the Sharing Percentage of DHCC and its affiliates in the Company is less than twenty percent (20%).
2. DETERMINATION OF PURCHASE PRICE. The Purchase Price (herein so called) shall be the product determined by multiplying (i) the Appraised Fair Market Value of the Company (hereinafter defined), times (ii) DHCC’s Sharing Percentage; provided, however, that during the first two (2) years following the Closing Date, the Purchase Price shall not be less than the price determined in the Assets Valuation ($10,000 per Unit). For purposes of this Agreement, the term “Appraised Fair Market Value of the Company” shall Mean the fair market value of the Company, as determined in accordance with Section ;4 of this Agreement.
3. EXERCISE OF OPTION TO PURCHASE. In the event that Triad Sub exercises its option to purchase all, but not less than all, of the Units in the Company held by DHCC and its affiliates, Triad Sub shall give written notice to DHCC of such election (the “Exercise Notice”). The closing of such sale (the “Call Closing”) shall take place on a mutually acceptable date and time (the “Purchase Date”) (which date shall not be earlier than ninety (90) days and not later than one hundred twenty (120) days after the date on which the Exercise Notice is delivered). Notwithstanding the delivery by Triad Sub to DHCC of the Exercise Notice, for a period of ninety (90) days following the receipt of the Exercise Notice and provided the Option to Purchase between DHCC and Triad Sub dated the date hereof has not terminated, DHCC shall have the option (pursuant to the Option to Purchase) to purchase additional Units in the Company which would give DHCC and its affiliates a Sharing Percentage of at least twenty percent (20%) and thereby eliminate the Exercise Notice (but not the ability of Triad Sub to send a subsequent Exercise Notice in the event the Sharing Percentage of DHCC and its affiliates in the Company thereafter falls below twenty percent (20%)).
4. APPRAISED FAIR MARKET VALUE.
(a) In the event that Triad Sub exercises its option to purchase all (but not less than all) of the Units in the Company held by DHCC and its affiliates, DHCC and Triad Sub shall negotiate in good faith with one another following the Exercise Notice to determine the Appraised Fair Market Value of the Company. DHCC and Triad Sub agree to use their best efforts to negotiate an agreed upon Appraised Fair Market Value of the Company. If DHCC and Triad Sub reach an agreement as to the Appraised Fair Market Value of the Company, then the Appraised Fair Market Value of the Company shall be the amount determined by DHCC and Triad Sub. Notwithstanding anything to the contrary in this Agreement, during the first two (2) years following the Closing Date, the Purchase Price shall not be less than the price determined in the Assets Valuation ($10,000 per Unit).
(b) If DHCC and Triad Sub are unable to agree upon the Appraised Fair Market Value of the Company within thirty (30) days following the date of the Exercise Notice, either DHCC or Triad SO thereafter may notify the other party that it is initiating the appraisal process described below (or such other appraisal process upon which the parties may mutually agree in writing within ten (10) days of the date on which either party has initiated the appraisal process). If either DHCC or Triad Sub shall have initiated the appraisal process (and the parties shall not have agreed in writing to another appraisal process within ten (10) days), then DHCC and Triad shall each, engage a Qualified Appraiser (collectively, the “Initial Appraisers” and individually, an “Initial Appraiser”) within twenty (20) days after the date “upon which the parties shall have initiated this appraisal process. DHCC and Triad Sub shall also jointly engage one additional Qualified Appraiser that is mutually acceptable to the parties (the “Third Appraiser”; the Initial Appraisers and the Third Appraiser are referred to collectively as the “Appraisers”). If the parties cannot agree upon the identity of the Third Appraiser within twenty (20) days after the date on which the parties shall have initiated this appraisal process the parties shall direct the Initial Appraisers to select and engage the Third Appraiser on behalf of the patties. Each of DHCC and Triad Sub shall pay the fees and expenses of its respective Appraiser, and the fees and expenses of the Third Appraiser shall be shared equally by DHCC and Triad Sub. For purposes of this Agreement, the term “Qualified Appraiser” shall mean an independent, third party, nationally recognized investment bank or MAI-certified appraiser who (i) is experienced in the valuation of healthcare entities comparable to the Company and (ii) has, within the twenty-four (24) month period preceding the date of the Exercise Notice, delivered appraisals and/or fairness opinions, on a going concern basis, in connection with at least three (3) other transactions involving the sales of hospitals.
(c) The Appraisers so selected shall each then conduct an appraisal to determine the Appraised Fair Market Value of the Company (i) on a going concern basis, (ii) using valuation techniques then customary and accepted in the industry, (iii) using performance information respecting the Hospital that is acceptable to DHCC and Triad Sub and that has been supplied to each of the Appraisers, (iv) viewing the enterprise of the Company as a whole, (v) taking into account the future of the prospects of the Hospital, and (vi) assuming that the Company were sold to be on a stand-alone basis (and, not as a part of a portfolio sale). Each Appraiser’s determination of the Appraised Fair Market Value of the Company (individually, a “Valuation” and collectively, the “Valuations”) shall be expressed as a single value rather than a range of values. Each party shall cause the Initial Appraiser engaged by it to submit such Initial Appraiser’s sealed Valuation to the other party within sixty (60) days of the initiation of this appraisal process, and both parties shall use their reasonable best efforts to cause, the Third Appraiser to submit its sealed Valuation to both parties within such period.
(d) Once all three Appraisers have submitted their respective Valuations, the, Appraised Fair Market Value of the Company shall be determined based upon the Valuations as follows:
(i) if the three Valuations are within 5% of another (i.e., if each of the highest Valuation and the middle Valuation is no greater than 1.05 times the lowest Valuation), the Appraised Fair Market Value of the Company shall be the average of all three Valuations;
(ii) if subsection (i) above is inapplicable and two Valuations are within 5% of one another (i.e., if the higher of such two Valuations is no greater than 1.05 times the lower of such two Valuations), the Appraised, Fair Market Value of the Company shall be the average of such two Valuations;
(iii) if subsections (i) and (ii) above are inapplicable and the three Valuations are within 10% of one another (i.e., if each of the highest Valuation and the middle Valuation is no greater than 1.10 times the lowest Valuation), the Appraised Fair Market Value of the Company shall be the average of all three Valuations;
(iv) if subsections (i) through (iii) above are inapplicable and two Valuations are within 10% of one another (i.e., if the higher of such two Valuations is no greater than 1.10 times the lower of such two Valuations), the Appraised Fair Market Value of the Company shall be the average of Such two Valuations;
(v) if subsections (i) through (iv) above are inapplicable and the three Valuation are within 20% of one another (i.e., if each of the highest Valuation and the middle Valuation is no greater than 1.20 times the lowest Valuation), the Appraised Fair Market Value of the Company shall be the average of all three Valuations;
(vi) if subsections (i) through (v) above are inapplicable and two Valuations are within 20% of one another (i.e., if the higher of such two Valuations is no greater than 1.20 times the lower of such two Valuations), the Appraised Fair Market Value of the Company shall be the average of such two Valuations; and
(vii) if subsections (i) through (vi) above are inapplicable, the Appraised Fair Market Value of the Company shall be the average of all three Valuations.
5. PAYMENT OF PURCHASE PRICE. At the Call Closing:
(a) Triad Sub shall make payment to DHCC for the Units being purchased by delivering immediately available funds to the order of DHCC the full amount of the Purchase Price.

(b) DHCC shall transfer to Triad Sub all, but not, less than all, of the Units being sold, free and clear of all claims, liabilities, options, pledges or other encumbrances of any kind (other than those arising under the LLC Agreement and applicable law).
6. TRANSFERABILITY. The parties agree and acknowledge that the LLC Agreement contains provisions relating to the ability of DHCC to transfer its Units.
7. FURTHER ASSURANCES. In the event of the exercise of the option to purchase under this Agreement, each of the parties shall execute and deliver all such further documents and instruments and take all such further actions as may be necessary in order to consummate the transactions contemplated hereby.
8. NOTICES. All notices requests, claims, demands and other communications hereunder shall be in writing (and shall be deemed to have been duly received if so given) and given by hand delivery, by telegram, telex or telefax, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) at the addresses set forth below:
If to DHCC:
Deaconess Health Care Corporation
c/o Butterfield Memorial Foundation
5300 N. Meridian Avenue
Oklahoma City, OK 73112
Attention: Chief Executive Officer
With a simultaneous copy to:
Waller Lansden Dortch & Davis, PLLC
Nashville City Center
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: Paul D. Gilbert
And to:
McAfee& Taft
10th Floor, Two Leadership Square
211 North Robinson
Oklahoma City, OK 73102-7103
Attention: Michael E. Joseph
If to Triad Sub
Triad Hospitals, Inc,
5800 Tennyson Pkwy.
Plano, Texas 75024
Attention: President

With a simultaneous copy to:
Triad Hospitals, Inc.
5800 Tennyson Pkwy.
Plano, Texas 75024
Attention: General Counsel
or to such other address as either party may furnish to the other by written notice in accordance herewith.
9. LEGAL FEES AND COSTS. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing party in those proceedings shall be entitled to recover such legal expenses, including, without limitation, reasonable attorneys’ fees, costs and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.
10. CHOICE OF LAW. This Agreement shall be construed, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws of the State of Oklahoma; provided, however, that the conflicts of law principles of the State of Oklahoma shall not apply to the extent that they would operate to apply the laws of another state.
11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns. DHCC may not assign this Agreement without the prior written consent of Triad Sub.
12. ENTIRE AGREEMENT. This Agreement together with the Contribution Agreement and the LLC Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter hereof; and supersedes all prior and contemporaneous agreements and understandings, express or implied, written or oral, between the parties with respect thereto.
13. AMENDMENTS; WAIVERS. This Agreement may not be amended, supplemented or otherwise modified except upon the execution and delivery of a written agreement by the parties. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
14. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
15. HEADINGS. The section headings continued in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
SIGNATURE PAGE FOLLOWS
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

DEACONESS HEALTH CARE CORPORATION
By:
Name:
Title:
DEACONESS HOLDINGS, LLC.
By:
Name:
Title:

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DEACONESS HOSPITAL HOLDINGS, LLC
This Second Amended and Restated Limited Liability Company Agreement of Deaconess Hospital Holdings, LLC, effective as of February 1, 2007 (this “Agreement”) is entered into by Deaconess Holdings, LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).
WHEREAS, the Member desires to amend and restate the Amended and Restated Limited Liability Company Agreement of the Company dated April 1, 2005.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member hereby agrees as follows:
1. Name. The name of the limited liability company is Deaconess Hospital Holdings, LLC (the “Company”).
2. Purpose. The purpose of, and the nature of the business to he conducted and promoted by the Company is to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (6 Del. C. 18-101. et seq.), as amended from time to time (the “Act”), and to engage in any and all activities necessary or incidental to the foregoing.
3. Registered Office and Principal Office. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County f New Castle. The Principal Office of the Company shall be at 5800 Tennyson Parkway, Plano, Texas 75024, County of Collin, which shall also be the office at which Certificates for Interest of the Company are surrendered.
4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.
5. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the Act and the laws of the State of Delaware. Rebecca Hurley is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments and/or restatements to the Certificate of Formation of the Company and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The Member hereby designates the following persons to serve as officers and/or managers (in the capacity set forth after their names), each until such person’s successor shall have been duly appointed or until such person’s earlier resignation or removal:

James D. Shelton	President
Rebecca Hurley	Senior Vice President and Secretary
Thomas H. Frazier, Jr.	Senior Vice President
W. Stephen Love	Senior Vice President
Joe Johnson	Vice President and Assistant Secretary
Robert P. Frutiger	Vice President
The officers and managers of the Company shall have such authority and perform such duties in the management of the Company as may be determined by the Member or as provided herein or under the Act to one or more managers.
6. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
7. Allocation of Profits and Losses. The Company’s profits and losses shall he allocated to the Member.
8. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.
9. Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute Member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.
10. Admission of Substitute Member. A person who acquires the Member’s limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.
11. Liability of Member Managers or Officers. Neither the Member, any manager nor any officer shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.
12. Indemnification. To the fullest extent permitted by the Act the Company shall indemnify and hold harmless each manager, officer, and the Member and their respective partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons.
13. Certificate(s) for Interest. The interests in the Company shall be evidenced by certificate(s) (the “Certificates for Interest”). The Certificates for Interest shall be issued by the Company, shall constitute “securities” within the meaning of Article 8 of the Uniform Commercial Code

(“Article 8”) (as in effect from time to time in the State of Delaware and any other applicable jurisdiction) and shall be governed by Article 8.
14. Amendment. This Agreement may be amended from time to time with the consent of the Member.
15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
16. Prior Agreements. This Agreement supersedes any prior limited liability company agreement applicable to the Company.
IN WITNESS WHEREOF, the undersigned has executed this Agreement effective for all purposes as of the date first above written.
DEACONESS HOLDINGS, LLC
/s/ Rebecca Hurley
Rebecca Hurley
Senior Vice President

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST
THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST (this “Assignment”) is made as of the 31 g day of March, 2005 by and between DEACONESS HEALTH CARE CORPORATION, an Oklahoma not-for-profit corporation (“DHCC”), and DEACONESS HOSPITAL HOLDINGS, LLC, a Delaware limited liability company (“DHH”).
RECITALS:
A. DHCC owns a one hundred percent (100%) limited liability company membership interest in Deaconess Physician Services, LLC, a Delaware limited liability company and a one hundred percent limited liability company interest in Deaconess Health System, LLC, a Delaware limited liability company.
B. Pursuant to and in accordance with the provisions and conditions of that certain Contribution and Sale Agreement dated March 16, 2005, by and among DHCC, DHH, Triad Hospitals, Inc. and Deaconess Holdings, LLC (the “Contribution Agreement”), DHCC has agreed to transfer and deliver to DHH its one hundred percent (100%) limited liability company membership interest in Deaconess Physician Services, LLC and its one hundred percent limited liability company interest in Deaconess Health System, LLC (collectively, the “Interest”).
C. Any capitalized terms used but not otherwise defined in this Agreement shall have the same meanings herein as ascribed to such terms in the Contribution Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the forgoing Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as an additional contribution to the capital of DHH, the parties agree as follows:
DHCC does hereby transfer and deliver to DHH the Interest. DHCC hereby binds DHCC and DHCC’s successors and assigns to warrant and forever defend title in and to the Interest unto DHH, its successors and assigns, against any and every person or persons whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under DHCC.
By its execution hereof, DHH hereby consents to and accepts the foregoing assignment of the Interest, with all rights and obligations incident thereto, as the record holder of the Interest.
DHCC covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver any and all other acts, deeds, assignments, transfers, conveyances, powers of attorney or other instruments that DHH reasonably deems necessary or proper to carry out the assignment and conveyance intended to be made hereunder.
This Assignment shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to conflict of law as principles.
This Assignment shall be binding upon and inure to the benefit of DHCC and DHH, and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Assignment effective as of the date first written above.
DEACONESS HEALTH CARE CORPORATION
By: /s/ Eric L. Baird
Name: Eric L. Baird
Title: Chairman
(“DHCC”)
DEACONESS HOSPITAL HOLDINGS, LLC
By: /s/ Eric L. Baird
Name: Eric L. Baird
Title: President
(“DHH”)

DEACONESS HOSPITAL HOLDINGS, LLC
CONTRIBUTION AGREEMENT
The undersigned, Deaconess Health Care Corporation (“Contributor”), hereby agrees to contribute to Deaconess Hospital Holdings, LLC, a Delaware limited liability company (the “Company”), $100 in exchange for 100% of the membership interests in the Company (the “Interest”). Contributor understands that the Interest to be issued pursuant to this Contribution Agreement will be issued without registration under the Securities Act of 1933, as amended (the “Act”), in reliance upon the private offering exemption contained in Section 4(2) of the Act and that such reliance is based in part on Contributor’s representation set forth below. For the foregoing reasons and to induce the Company to issue and deliver the Interest to the undersigned, Contributor represents and warrants to the Company as follows:
(a) Contributor has not offered or sold the Interest within the meaning of the Act;
(b) Contributor is acquiring the Interest for its own account for investment, with no present intention of dividing its interest with others or of reselling or otherwise disposing of all or any portion thereof;
(c) Contributor does not have in mind any sale of the Interest either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance;
(d) Contributor has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for, or which is likely to compel, a disposition of the Interest;
(e) Contributor is not aware of any circumstances presently in existence which are likely to prompt a disposition of the Interest in the future;
(f) the Interest was offered to Contributor by the Company through direct communication between Contributor and the Company and not through any advertisement of any kind;
(g) the Company has given Contributor access to (i) all information relating to its capital structure and its business operations and (ii) all additional information which Contributor has felt necessary to evaluate its contemplated purchase of the Interest. In this regard Contributor possesses the financial and business experience in the area in which the Company will be involved to make an informed decision to purchase the Interest;
(h) Contributor has the financial means to bear the economic risk of the investment, which Contributor hereby agrees to make;
(i) Contributor is not itself and none of Contributor’s initial capital contribution described herein and hereafter contributed to the Company arises from an “employee benefit plan” as such term is defined by Section 3(3) of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”), whether or not subject to the provision of Title I of ERISA or whether or not a “plan” as defined by Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended; and
(j) in the event of a disposition of any of Contributor’s Interest by sale, gift, transfer, pledge or otherwise, Contributor hereby agrees to give to the Company prior to such disposition written notice describing the proposed disposition. No such disposition shall be made except in accordance with the terms of the Company’s Limited Liability Company Agreement. No such disposition shall be made unless or until Contributor has furnished to the Company an opinion of counsel, satisfactory to the Company, to the effect that the proposed disposition does not require registration pursuant to the Act or any state securities laws.
This Contribution Agreement will also confirm Contributor’s understanding that certificates evidencing the Interest will not be issued.
Contributor understands that (i) the Interest will not be registered under the Act and applicable securities laws; (ii) the Interest must be held indefinitely unless the disposition thereof is registered under the Act and applicable securities laws or an exemption from such registration requirements is available; (iii) the Company is under no obligation and has made no commitment to provide any such registration or to take such steps as are necessary to permit the sale without registration, pursuant to Rule 144 under the Act or otherwise; (iv) if the Interest may be disposed of without such registration in reliance on Rule 144 under the Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule; and (v) if the Rule 144 exemption is not available, compliance with another registration exemption will be required.
Contributor hereby indemnifies and agree to hold the Company and its representatives, managers, officers, employees, and agents harmless from and against any claims, damages, or liability in connection with any transfer of the Interest inconsistent with this Contribution Agreement.
DEACONESS HEALTH CARE CORPORATION
By: /s/ Eric L. Baird
Name: Eric L. Baird
Title: Chairman
The subscription of Deaconess Health Care Corporation is received and accepted this 16th day of March, 2005.
DEACONESS HOSPITAL HOLDINGS, LLC
By: /s/ Paul D. Gilbert
Paul D. Gilbert, Authorized Person